Exhibit 10.1

SEVENTH AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made and entered into on June 2, 2022, by and among DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation ("Culver City"), SALT LIFE, LLC, a Georgia limited liability company ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company ("DTG2GO"; Delta, Soffe, Culver City, Salt Life, and DTG2GO, each individually, a "Borrower" and, collectively, "Borrowers"); the parties to the Credit Agreement (as defined below) from time to time as Lenders (each individually, a "Lender" and collectively, "Lenders"); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as agent for Lenders (together with its successors in such capacity, "Agent").

Recitals:

Borrowers, Agent and Lenders are parties to a certain Fifth Amended and Restated Credit Agreement dated as of May 10, 2016 (as at any time amended, restated, modified or supplemented, the "Credit Agreement"), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2.         Amendments to Credit Agreement. The Credit Agreement is, effective as of the date on which each of the conditions precedent set forth in Section 8 are satisfied, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the Credit Agreement attached hereto as Exhibit A.

3.         Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

4.         Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and Liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and Liens; and, as of the opening of business on June 1, 2022, the unpaid principal amount of the Revolver Loans totaled $122,984,783.17, and the undrawn face amount of all Letters of Credit totaled $425,000.00.

5.         Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

6.         Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7.         Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.         Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)         Agent's receipt of duly executed counterparts of this Amendment, the Seventh Amendment Fee Letter, amendments and restatements of the Mortgages and the other Loan Documents and all instruments and documents to be entered into in connection herewith from the applicable Borrowers and Lenders;

(b)         Agent’s receipt of all fees and expenses due and owing under the Seventh Amendment Fee Letter;

(c)         Agent's receipt of a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party;

(d)         Agent's receipt of flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance) for the Real Property Collateral, in form and substance satisfactory to Agent;

(e)         Agent's receipt of a Beneficial Ownership Certification for each Credit Party that qualifies as a "legal entity customer" under the Beneficial Ownership, which Beneficial Ownership Certification shall be complete and accurate in all respects;

(f)         no Default or Event of Default shall exist both before and after giving pro forma effect to this Amendment;

(g)         the representations and warranties of each Borrower or its Subsidiaries contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(h)         Agent's receipt of mortgagee title insurance policies with such endorsements and affirmative coverages as may be required by Agent (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies otherwise shall be in form and substance satisfactory to Agent.

9.         Post-Closing Covenant. Borrowers covenant and agree to deliver to Agent, on or before August 31, 2022 (or such later date as to which Agent shall provide its prior written consent), an ALTA survey of such of the Real Property Collateral as Agent shall require, in form and substance reasonably satisfactory to Agent.

10.         Expenses of Agent. Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

11.         Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

12.         Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.         No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

14.         Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.         Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16.         Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

17.         Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

18.         Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Simone Walsh Name: Simone Walsh Title: Chief Financial Officer

M.J. SOFFE, LLC

By: /s/ Simone Walsh Name: Simone Walsh Title: Chief Financial Officer

CULVER CITY CLOTHING COMPANY

By: /s/ Simone Walsh Name: Simone Walsh Title: Chief Financial Officer

SALT LIFE, LLC

By:/s/ Simone Walsh Name: Simone Walsh Title: Chief Financial Officer

DTG2GO, LLC

By: /s/ Simone Walsh Name: Simone Walsh Title: Chief Financial Officer

[Signatures continue on the following page.]

Seventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

[Signatures continue on the following page.]

Seventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

REGIONS BANK

By: /s/ Scott Martin Name: Scott Martin Title: Managing Director

[Signatures continue on the following page.]

Seventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Doug Meckenburg Name: Doug Meckenburg Title: Vice President

Seventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

EXHIBIT A

CREDIT AGREEMENT by and among WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Book Runner,

WELLS FARGO BANK, NATIONAL ASSOCIATION and THE LENDERS THAT ARE PARTIES HERETO

as the Lenders, and DELTA APPAREL, INC.,

M. J. SOFFE, LLC,

CULVER CITY CLOTHING COMPANY, SALT LIFE, LLC, and

DTG2GO, LLC,

as Borrowers Dated as of May 10, 2016

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION	2
1.1.	Definitions	2
1.2.	Accounting Terms	2
1.3.	Code	3
1.4.	Construction	3
1.5.	Time References	3
1.6.	Schedules and Exhibits	3
1.7.	Divisions	4
1.8.	Rates	4

2.	LOANS AND TERMS OF PAYMENT	4
2.1.	Revolving Loans	4
2.2.	[Reserved].	~~4~~5
2.3.	Borrowing Procedures and Settlements	~~4~~5
2.4.	Payments; Reductions of Commitments; Prepayments	~~10~~11
2.5.	Promise to Pay; Promissory Notes	~~14~~15
2.6.	Interest Rates and Letter of Credit Fee	~~14~~15
2.7.	Crediting Payments	16
2.8.	Designated Account	~~16~~17
2.9.	Maintenance of Loan Account; Statements of Obligations	~~16~~17
2.10.	Fees	~~16~~17
2.11.	Letters of Credit	~~17~~18
2.12.	~~LIBOR~~SOFR Option	~~24~~25
2.13.	Capital Requirements	~~26~~28
2.14.	Accordion	~~27~~29
2.15.	Joint and Several Liability of Borrowers	~~29~~30

3.	CONDITIONS; TERM OF AGREEMENT.	~~31~~33
3.1.	Conditions Precedent to the Initial Extension of Credit	~~31~~33
3.2.	Conditions Precedent to all Extensions of Credit	~~31~~33
3.3.	Maturity	~~31~~33
3.4.	Effect of Maturity	~~32~~33
3.5.	Early Termination by Borrowers	~~32~~34

4.	REPRESENTATIONS AND WARRANTIES	~~32~~34
4.1.	Due Organization and Qualification; Subsidiaries	~~32~~34
4.2.	Due Authorization; No Conflict	~~33~~34
4.3.	Governmental Consents	~~33~~35
4.4.	Binding Obligations; Perfected Liens	~~33~~35
4.5.	Title to Assets; No Encumbrances	~~34~~35
4.6.	Litigation	~~34~~35
4.7.	Compliance with Laws	~~34~~36
4.8.	No Material Adverse Effect	~~34~~36
4.9.	Solvency	~~34~~36
4.10.	Employee Benefits.	~~34~~36
4.11.	Environmental Condition	~~35~~37
4.12.	Complete Disclosure	~~35~~37
4.13.	Patriot Act	~~36~~37
4.14.	Indebtedness	~~36~~38
4.15.	Payment of Taxes	~~36~~38

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4.16.	Margin Stock	~~36~~38
4.17.	Governmental Regulation	~~36~~38
4.18.	~~OFAC;~~ Sanctions; Anti-Corruption Laws; Anti-Money Laundering Law	~~36~~38
4.19.	Employee and Labor Matters	~~37~~38
4.20.	Leases	~~37~~39
4.21.	Eligible Accounts	~~37~~39
4.22.	Eligible Inventory	~~37~~39
4.23.	Location of Collateral	~~37~~39
4.24.	Inventory Records	~~37~~39
4.25.	Hedge Agreements	~~37~~39
4.26.	Material Contracts	~~38~~39
4.27.	Anti-Corruption Laws	~~38~~40

5.	AFFIRMATIVE COVENANTS	~~38~~40
5.1.	Financial Statements, Reports, Certificates	~~38~~40
5.2.	Reporting	~~38~~40
5.3.	Existence	~~38~~40
5.4.	Maintenance of Properties	~~39~~41
5.5.	Taxes	~~39~~41
5.6.	Insurance	~~39~~41
5.7.	Inspection	~~39~~41
5.8.	Compliance with Laws	~~40~~42
5.9.	Environmental	~~40~~42
5.10.	Disclosure Updates	~~40~~42
5.11.	Formation of Subsidiaries	~~40~~42
5.12.	Further Assurances	~~41~~43
5.13.	Lender Meetings	~~41~~43
5.14.	Location of Collateral	~~42~~43
5.15.	Compliance with ERISA and the IRC	~~42~~44
5.16.	Bank Products	~~42~~44
5.17.	Hedge Agreements	~~42~~44
5.18.	Material Contracts	~~42~~44
5.19.	~~OFAC;~~ Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	~~42~~44
5.20.	Certificate of Beneficial Ownership and Other Additional Information	~~42~~44

6.	NEGATIVE COVENANTS	~~43~~44
6.1.	Indebtedness	~~43~~44
6.2.	Liens	~~43~~45
6.3.	Restrictions on Fundamental Changes	~~43~~45
6.4.	Disposal of Assets	~~43~~45
6.5.	Nature of Business	~~43~~45
6.6.	Prepayments and Amendments	~~43~~45
6.7.	Restricted Payments	~~44~~46
6.8.	Accounting Methods	~~45~~47
6.9.	Investments	~~45~~47
6.10.	Transactions with Affiliates	~~45~~47
6.11.	Use of Proceeds	~~46~~47
6.12.	Limitation on Issuance of Equity Interests	~~46~~48
6.13.	Inventory with Bailees	~~46~~48
6.14.	Employee Benefits	~~47~~49
6.15.	~~OFAC 47~~Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	49

7.	FINANCIAL COVENANTS.	~~48~~49

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8.	EVENTS OF DEFAULT	~~48~~50
8.1.	Payments	~~48~~50
8.2.	Covenants	~~48~~50
8.3.	Judgments	~~48~~50
8.4.	Voluntary Bankruptcy, etc	~~49~~50
8.5.	Involuntary Bankruptcy, etc	~~49~~51
8.6.	Default Under Other Agreements	~~49~~51
8.7.	Representations, etc	~~49~~51
8.8.	Guaranty	~~49~~51
8.9.	Security Documents	~~49~~51
8.10.	Loan Documents	~~49~~51
8.11.	Change of Control	~~49~~51
8.12.	ERISA	~~49~~51

9.	RIGHTS AND REMEDIES	~~50~~52
9.1.	Rights and Remedies	~~50~~52
9.2.	Remedies Cumulative	~~50~~52

10.	WAIVERS; INDEMNIFICATION	~~50~~52
10.1.	Demand; Protest; etc	~~50~~52
10.2.	The Lender Group's Liability for Collateral	~~51~~52
10.3.	Indemnification	~~51~~53

11.	NOTICES	~~51~~53

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	~~52~~54

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	~~53~~55
13.1.	Assignments and Participations	~~53~~55
13.2.	Successors	~~56~~58

14.	AMENDMENTS; WAIVERS	~~56~~58
14.1.	Amendments and Waivers	~~56~~58
14.2.	Replacement of Certain Lenders	~~58~~60
14.3.	No Waivers; Cumulative Remedies	~~58~~60

15.	AGENT; THE LENDER GROUP	~~58~~61
15.1.	Appointment and Authorization of Agent	~~58~~61
15.2.	Delegation of Duties	~~59~~61
15.3.	Liability of Agent	~~59~~61
15.4.	Reliance by Agent	~~60~~62
15.5.	Notice of Default or Event of Default	~~60~~62
15.6.	Credit Decision	~~60~~62
15.7.	Costs and Expenses; Indemnification	~~61~~63
15.8.	Agent in Individual Capacity	~~61~~63
15.9.	Successor Agent	~~61~~64
15.10.	Lender in Individual Capacity	~~62~~64
15.11.	Collateral Matters	~~62~~64
15.12.	Restrictions on Actions by Lenders; Sharing of Payments	~~63~~66
15.13.	Agency for Perfection	~~64~~66
15.14.	Payments by Agent to the Lenders	~~64~~66
15.15.	Concerning the Collateral and Related Loan Documents	~~64~~66

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15.16.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	~~64~~66
15.17.	Several Obligations; No Liability	~~65~~67
15.18.	Sole Lead Arranger and Sole Book Runner	~~65~~67

16.	WITHHOLDING TAXES	~~65~~68
16.1.	Payments	~~65~~68
16.2.	Exemptions	~~66~~68
16.3.	Reductions	~~67~~69
16.4.	Refunds	~~68~~70

17.	GENERAL PROVISIONS	~~68~~70
17.1.	Effectiveness	~~68~~70
17.2.	Section Headings	~~68~~70
17.3.	Interpretation	~~68~~70
17.4.	Severability of Provisions	~~68~~70
17.5.	Bank Product Providers	~~68~~70
17.6.	Debtor-Creditor Relationship	~~69~~71
17.7.	Counterparts; Electronic Execution	~~69~~71
17.8.	Revival and Reinstatement of Obligations; Certain Waivers	~~69~~71
17.9.	Confidentiality	~~69~~72
17.10.	Survival	~~71~~73
17.11.	Patriot Act; Due Diligence	~~71~~73
17.12.	Integration	~~71~~74
17.13.	Delta as Agent for Borrowers	~~71~~74
17.14.	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~72~~74
17.15.	No Novation; Reaffirmation of Grant of Security Interest	~~72~~75
17.16.	Acknowledgement Regarding Any Supported QFCs	~~73~~75
17.17.	Erroneous Payments.	76

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of ~~LIBOR~~SOFR Notice
Schedule 1.1	Definitions
Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.6	Litigation
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.10	ERISA
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.23	Location of Collateral
Schedule 4.26	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

-iv-

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of May 10, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Sole Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation formerly known as Junkfood Clothing Company ("Junkfood"), SALT LIFE, LLC, a Georgia limited liability company formerly known as To The Game, LLC ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company formerly known as Art Gun, LLC ("Art Gun"), and each Acquisition Subsidiary that is from time to time a Borrower under this Agreement (Delta, Soffe, Junkfood, Salt Life, Art Gun, and each such Acquisition Subsidiary being hereinafter collectively called "Borrowers" and individually a "Borrower").

WHEREAS, Borrowers, certain financial institutions (collectively, "Existing Lenders") and Agent, in its capacity as agent for the Existing Lenders entered into that certain Fourth Amended and Restated Loan and Security Agreement dated May 27, 2011 (as amended, modified or supplemented from time to time prior to the date hereof, the "Existing Loan Agreement"); and

WHEREAS, each Borrower has requested that the Existing Loan Agreement be amended and restated in its entirety to become effective and binding on Borrowers pursuant to the terms of this Agreement and the Guaranty and Security Agreement (as defined below), and Lenders (including Existing Lenders that are parties hereto) have agreed, subject to the terms of this Agreement and the Guaranty and Security Agreement, to amend and restate the Existing Loan Agreement in its entirety to read as set forth herein and to provide an amended and restated credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective enterprise of marketing, designing, manufacturing and distributing branded, basic and private-label apparel, headwear and accessories. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower's needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the amended and restated credit facility on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers' business is a mutual and collective enterprise and Borrowers believe that the consolidation of all Loans under this Agreement and the Guaranty and Security Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lenders, all to the mutual advantage of Borrowers. Lenders' willingness to extend credit to Borrowers and to administer each Borrower's collateral security therefor, on a combined basis as more fully set forth in this Agreement and the Guaranty and Security Agreement, is done solely as an accommodation to Borrowers and at Borrowers' request in furtherance of Borrowers' mutual and collective enterprise; and

WHEREAS, each Borrower has agreed to be jointly and severally liable for loans and all other obligations under this Agreement and the Guaranty and Security Agreement and to guarantee the obligations of each of the other Borrowers under this Agreement, the Guaranty and Security Agreement and each of the other Loan Documents (as defined below); and

WHEREAS, Agent and Lenders (including Existing Lenders that are parties hereto) are willing to amend and restate the Existing Loan Agreement, as hereinafter set forth and as set forth in the Guaranty and Security Agreement, to, among other things, extend the term of the credit facility; and

WHEREAS, each of Borrowers, Agent and Lenders acknowledges and agrees that (i) the Obligations (as defined below) represent, among other things, the amendment, restatement, renewal, extension and modification of the Obligations (as defined in the Existing Loan Agreement) arising in connection with the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement) executed in connection therewith; (ii) it intends that the collateral pledged and in which it granted to Agent a continuing security interest and lien under the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement) executed in connection therewith shall secure, without interruption or impairment of any kind, all Obligations (as defined in the Existing Loan Agreement) under the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement) executed in connection therewith, as amended, restated, renewed, extended and modified hereunder and under the Guaranty and Security Agreement, together with all other Obligations (as defined below) hereunder and under the Guaranty and Security Agreement; and (iii) all security interests and liens evidenced by the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and

WHEREAS, Borrowers, Agent and Lenders intend that (i) the provisions of the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement) executed in connection therewith, to the extent restated, renewed, extended, amended and modified by this Agreement, the Guaranty and Security Agreement and the other Loan Documents dated as of the date hereof, be hereby superseded and replaced by the provisions of this Agreement, the Guaranty and Security Agreement and the other Loan Documents; and (ii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation or an accord and satisfaction of the Obligations under (and as defined in) the Existing Loan Agreement and the other Financing Documents (as defined in the Existing Loan Agreement); and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below), and as further set forth on Schedule C-1 hereto, on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein, in the Guaranty and Security Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b)    in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Atlanta, Georgia on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8.    Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	LOANS AND TERMS OF PAYMENT.

2.1.    Revolving Loans.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)	such Lender's Revolver Commitment, or

(ii)	such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)    the amount equal to the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (1) the Adjusted Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained, as determined by Agent in good faith.

2.2.	[Reserved].

2.3.	Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than ~~12:00 p~~11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, ~~and~~ (ii) on the Business Day that is ~~1~~one Business Day prior to the requested Funding Date in the case of ~~all other requests~~a request for a Base Rate Loan, and (iii) on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a SOFR Loan, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than ~~12:00 p~~11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b)    Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $17,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and all such Revolving Loans being referred to as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)	Making of Revolving Loans.

(i)      In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day ~~that is 1~~or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a SOFR Loan, prior to 11:00 a.m. at least three U.S. Government Securities Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is ~~1~~one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 3:00 p.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided~~,~~ that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)     Unless Agent receives notice from a Lender prior to ~~12:00~~12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)	Protective Advances and Optional Overadvances.

(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances"). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $17,000,000.

(ii)     Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Adjusted Revolver Usage does not exceed the Borrowing Base by more than $17,000,000, and (B) after giving effect to such Revolving Loans, the outstanding Adjusted Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Adjusted Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)    Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a ~~LIBOR Rate~~SOFR Loan ~~and, prior~~. Prior to Settlement ~~therefor~~of any Extraordinary Advance, all payments ~~on the Extraordinary Advances~~with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender's Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Agent's sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).

(e)    Settlement. It is agreed that each Lender's funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3)    with respect to Borrowers' or any of their Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)    In determining whether a Lender's balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)      Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register (the "Register") showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and ~~such register~~the Register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)	Defaulting Lenders.

(i)     Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (~~B~~C) ~~second~~third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (~~C~~D) ~~third~~fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (~~D)~~E) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (~~E)~~F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender ~~(unless expressly provided herein with respect to Bail-In Actions and related matters)~~ until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)    such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolving Loan Exposures plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)    if Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;

(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;

(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and

(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.	Payments; Reductions of Commitments; Prepayments.

(a)    Payments by Borrowers.

(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account (as defined in the Guaranty and Security Agreement) shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent's Account prior to 1:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent's Account later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)	Apportionment and Application.

(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)    Subject to Section 2.4(b)(v), Section 2.4(d), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)   first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iii), until paid in full,

(B)	second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)	third, to pay interest due in respect of all Protective Advances until paid in full,

(D)	fourth, to pay the principal of all Protective Advances until paid in full,

(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)	seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)	eighth, to pay the principal of all Swing Loans until paid in full,

(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans ~~(other than Protective Advances),~~ until paid in full,

(J)	tenth, ratably

i.     ~~ratably,~~ to pay the principal of ~~all~~the Revolving Loans , until paid in full,

ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii.    ~~ratably,~~ up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (Iy) the ~~Hedge~~Bank Product Providers based upon amounts then certified by ~~the~~each applicable ~~Hedge~~Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such ~~Hedge Providers~~Bank Product Provider on account of ~~Hedge~~Bank Product Obligations ~~of any Borrower or its Subsidiaries~~(but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (~~II~~z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the ~~Hedge~~Bank Product Providers ~~on account of Hedge Obligations~~, as cash collateral (which cash collateral may be released by Agent to the applicable ~~Hedge~~Bank Product Provider and applied by such ~~Hedge~~Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to ~~Hedge~~Bank Product Obligations owed ~~by any Borrower~~ to the applicable ~~Hedge~~Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such ~~Hedge~~Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such ~~Hedge~~Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)    eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(L)	twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)    For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)	Reduction of Commitments.

(i)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d)    Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty, but subject to Section 2.12(b)(ii).

(e)	Mandatory Prepayments.

(i)     Borrowing Base. If, at any time, (A) the Adjusted Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i)(A) in an aggregate amount equal to the amount of such excess.

(ii)    Dispositions. Within 1 Business Day of the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Borrower or any of its Subsidiaries of assets (including insurance proceeds and proceeds from casualty losses or condemnations and sales of Eligible Real Property and Eligible Equipment, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given Agent prior written notice of such Borrower's intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that no Borrower nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $2,500,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii)    Extraordinary Receipts. Within 1 Business Day of the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv)    Indebtedness. Within 1 Business Day of the date of incurrence by any Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v)    Equity. Within 1 Business Day of the date of the issuance by any Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests of Administrative Borrower to directors, officers and employees of Administrative Borrower and its Subsidiaries pursuant to employee equity plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Equity Interests by a Subsidiary of a Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (C) above), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(f)	Application of Payments.

(i)    Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)    Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), or 2.4(e)(v) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5.	Promise to Pay; Promissory Notes.

(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)    Any Lender may request that its Commitments and the Loans made by such Lender be evidenced by one or more promissory notes; provided, that the amount payable by Borrowers under any such promissory note on any date shall not exceed such Lender's Pro Rata Share of the Obligations on such date. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)    if the relevant Obligation is a ~~LIBOR Rate~~SOFR Loan, at a per annum rate equal to ~~the LIBOR Rate~~Adjusted Term SOFR plus the ~~LIBOR Rate~~SOFR Margin, and

(ii)	otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

Notwithstanding anything to the contrary set forth herein, (A) to the extent that there are any Loans outstanding on any day, an amount of such Loans equal to the lesser of (x) the FILO Formula Amount and (y) the principal amount of the Loans outstanding on such day shall be deemed to be made in respect of the FILO Formula Amount, and (B) such Loans, if ~~LIBOR Rate~~SOFR Loans are available hereunder, shall be ~~LIBOR Rate~~SOFR Loans and bear interest at a per annum rate equal to the ~~LIBOR Rate~~per annum rate for Loans bearing interest at Adjusted Term SOFR (including the Applicable Margin) plus three ~~and one-quarter~~-quarters percent (~~3.25~~0.75%), and, otherwise, shall bear interest at a per annum rate equal to the per annum rate for Loans bearing interest at the Base Rate (including the Applicable Margin) plus ~~two and one-quarter~~three-quarters percent (~~2.25~~0.75%).

(b)   Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(~~k~~l)) that shall accrue at a per annum rate equal to the ~~LIBOR Rate~~SOFR Margin times the undrawn amount of all outstanding Letters of Credit.

(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a rate equal to 2 percentage points per annum above the per annum rate otherwise applicable thereunder, and

(ii)    the Letter of Credit Fee shall be increased to 2 percentage points per annum above the per annum rate otherwise applicable hereunder.

(d)   Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(~~k~~l) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby request and authorize Agent, from time to time without prior notice to Borrowers, to make Revolving Loans in respect of (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable, all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All such deemed Revolving Loans (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) shall constitute Obligations hereunder and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into ~~LIBOR Rate~~SOFR Loans in accordance with the terms of this Agreement).

(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)      Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)     Term SOFR Conforming Changes. In connection with the use or administration of Adjusted Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 2:00 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder.Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.	Fees.

(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to a per annum rate equal to the Applicable Unused Line Fee Percentage multiplied by the result of (i) the aggregate amount of the Revolver Commitments, minus (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower's or its Subsidiaries' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than:

(i)     (1) one (1) Inventory appraisal per calendar year so long as Availability is equal to or greater than $17,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14), and (2) at Agent's discretion, ~~two~~one (~~2~~1) Inventory ~~appraisals~~appraisal per calendar year ~~so long as Availability is less than $17,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14~~(increasing to two (2) Inventory appraisals if an Increased Reporting Event has occurred during such calendar year); provided, however, that there shall be no limit on the number of Inventory appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time Default or Event of Default exists or has occurred and is continuing;

(ii)    at Agent's discretion, one (1) Real Property appraisal for each parcel of Real Property constituting Eligible Real Property per calendar year, so long as Availability is less than $23,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14); provided, however, that there shall be no limit on the number of Real Property appraisals for each parcel of Real Property constituting Eligible Real Property that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing;

(iii)    at Agent's discretion, one (1) Equipment appraisal per calendar year so long as Availability is less than $23,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14); provided, however, that there shall be no limit on the number of Equipment appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing; and

(iv)    at Agent's discretion, one (1) Intellectual Property appraisal per calendar year; provided, however, that there shall be no limit on the number of Intellectual Property appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing.

2.11.	Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank's records of the content of any such request, absent manifest error, will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)   the Letter of Credit Usage would exceed $10,000,000 or, if requested in writing by Borrowers at least five (5) days prior to proposed increase date, an amount greater than $10,000,000 but less than or equal to $25,000,000, or

(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)    the Adjusted Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i)      any Letter of Credit or any pre-advice of its issuance;

(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)   any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)     any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)     an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)   any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)   the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)     any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)    Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)   any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)    any foreign law or usage as it relates to Issuing Bank's issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers' aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)     Borrowers are responsible for ~~preparing or approving~~ the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank's use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers' purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers' receipt of documents from Issuing Bank) of any non-compliance with Borrowers' instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non~~renewal~~-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be ~~renewed~~extended, Borrowers will so notify Agent and Issuing Bank at least ~~15~~30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non~~renewal~~-extension pursuant to the terms of such Letter of Credit.

(i)    Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)     any lack of validity, enforceability or legal effect of any Letter of Credit ~~or~~, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)	Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)     the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank's counters or are different from the electronic presentation;

(vii)    ~~(vi)~~ any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii)   ~~(vii)~~ the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)    Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(k)    ~~(j)~~ Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)   acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)     acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)     payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)      acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)     honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)     dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)   honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(l)    ~~(k)~~ Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(~~k~~l)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(m)    ~~(l)~~ If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(~~l~~m) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(~~l~~m), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(n)    ~~(m)~~ Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(o)    ~~(n)~~ In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(p)    ~~(o)~~ Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(q)    ~~(p)~~ If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Borrowers receive notice from Agent or Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(~~p~~q) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(~~p~~q), Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(r)    ~~(q)~~ The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)    ~~(r)~~ At Borrowers' costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise or enforce Issuing Bank's rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12.      ~~LIBOR~~SOFR Option.

(a)     Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "~~LIBOR~~SOFR Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a ~~LIBOR Rate~~SOFR Loan, or upon continuation of a ~~LIBOR Rate~~SOFR Loan as a ~~LIBOR Rate~~SOFR Loan) at a rate of interest based upon ~~the LIBOR Rate~~Adjusted Term SOFR. Interest on ~~LIBOR Rate~~SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that~~,~~ subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than ~~3~~three months in duration, interest shall be payable at ~~3~~three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period~~)~~, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the ~~LIBOR~~SOFR Option with respect thereto, the interest rate applicable to such ~~LIBOR Rate~~SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon ~~the LIBOR Rate~~Adjusted Term SOFR.

(b)   ~~LIBOR~~SOFR Election.

(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the ~~LIBOR~~SOFR Option by notifying Agent prior to 11:00 a.m. at least ~~1~~three U.S. Government Securities Business ~~Day~~Days prior to the commencement of the proposed Interest Period (the "~~LIBOR~~SOFR Deadline"). Notice of Borrowers' election of the ~~LIBOR~~SOFR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a ~~LIBOR~~SOFR Notice received by Agent before the ~~LIBOR~~SOFR Deadline~~, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day)~~. Promptly upon its receipt of each such ~~LIBOR~~SOFR Notice, Agent shall provide a ~~copy~~notice thereof to each of the affected Lenders.

(ii)   Each ~~LIBOR~~SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each ~~LIBOR Rate~~SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any ~~LIBOR Rate~~SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any ~~LIBOR Rate~~SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any ~~LIBOR Rate~~SOFR Loan on the date specified in any ~~LIBOR~~SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").

(iii)   A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iv)   ~~(iii)~~ Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than ~~9 LIBOR Rate~~six (6) SOFR Loans in effect at any given time. Borrowers may only exercise the ~~LIBOR~~SOFR Option for proposed ~~LIBOR Rate~~SOFR Loans in an amount not less than $~~3,000,000~~5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)    Conversion; Prepayment. Borrowers may convert ~~LIBOR Rate~~SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that ~~LIBOR Rate~~SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)     Special Provisions Applicable to ~~LIBOR Rate~~Adjusted Term SOFR.

(i)   ~~The LIBOR Rate~~Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional ~~or increased costs to such Lender of maintaining or obtaining any eurodollar deposits~~ or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, ~~including~~or pursuant to any ~~Changes~~Change in Law ~~and changes~~or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at ~~the LIBOR Rate~~Adjusted Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting ~~such LIBOR Rate~~Adjusted Term SOFR and the method for determining the amount of such adjustment, or (B) repay the ~~LIBOR~~SOFR Loans or Base Rate Loans determined with reference to Adjusted Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)    Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the ~~LIBOR~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any ~~LIBOR Rate~~SOFR Loans of such Lender that are outstanding, ~~the date specified in~~such SOFR Loans of such Lender’~~s notice shall~~ will be deemed to ~~be~~have been converted Base Rate Loans on the last day of the Interest Period of such ~~LIBOR Rate~~SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the ~~LIBOR Rate~~SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, (and if applicable, without reference to the Adjusted Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Adjusted Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender's notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Adjusted Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the ~~LIBOR~~SOFR Option and Base Rate Loans shall not be determined with reference to the Adjusted Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)    ~~Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.

(A)   Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, Agent and ~~Borrowers~~Administrative Borrower may amend this Agreement to replace the ~~LIBOR Rate~~then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and ~~Borrowers~~Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment.~~ No replacement of ~~the LIBOR Rate~~a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)   Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)   Notices; Standards for Decisions and Determinations. Agent will promptly notify ~~Borrowers~~Administrative Borrower and the Lenders of (1) the implementation of any ~~occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related~~ Benchmark Replacement ~~Date~~ and ~~Benchmark Transition Start Date,~~ (2) the ~~implementation of any Benchmark Replacement, (3) the~~ effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes~~. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (~~4~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)   Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)   ~~(D)~~ Benchmark Unavailability Period. Upon ~~Borrowers~~Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, ~~Borrowers~~(1) Administrative Borrower may revoke any pending request for a ~~LIBOR Borrowing~~borrowing of, conversion to or continuation of ~~LIBOR Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, ~~Borrowers~~Administrative Borrower will be deemed to have converted any such request into a request for a ~~Borrowing~~borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the ~~LIBOR Rate~~then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to ~~acquire eurodollar deposits to fund or otherwise~~ match fund any Obligation as to which interest accrues at ~~the LIBOR~~Adjusted Term SOFR or the Term SOFR Reference Rate.

2.13.	Capital Requirements.

(a)   If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital or liquidity as a consequence of Issuing Bank's or such Lender's commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)   If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(~~l~~m) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(~~l~~m), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or ~~maintaining LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(~~l~~m), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(~~l~~m), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(~~l~~m), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.

(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(~~l~~m), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.	Accordion.

(a)     At any time during the period from and after the Closing Date through but excluding the date that is the 4 year anniversary of the ~~Closing~~Seventh Amendment Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an "Increase"). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than 3 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $55,000,000.

(b)    Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i)    Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii)     each of the conditions precedent set forth in Section 3.2 are satisfied, and

(iii)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (which interest margins may be with respect to Revolving Loans made pursuant to the increased Revolver Commitments, higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount, the "Increase Date")) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Revolver Commitments).

(c)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d)    Each of the Lenders having a Revolver Commitment prior to the Increase Date (the "Pre-Increase Revolver Lenders") shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the "Post-Increase Revolver Lenders"), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(e)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

2.15.	Joint and Several Liability of Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in the Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to the Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group~~’~~'s or any Bank Product Provider~~’~~'s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group's or any Bank Product's Provider any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower~~’~~'s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the "Foreclosed Borrower"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)    the representations and warranties of each Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4.    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.

3.5.    Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed), but, in any event, no later than the Maturity Date.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.    Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. No Loan Party is an EEA Financial Institution.

(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Administrative Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2.	Due Authorization; No Conflict.

(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.	Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(b)    Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.	Litigation.

(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Schedule 4.6 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $4,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since October 3, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9.	Solvency.

(a)    Each Loan Party is Solvent.

(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.	Employee Benefits.

(a)    Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Employee Benefit Plan.

(b)    Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)    Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)     No Notification Event exists or has occurred in the past six (6) years.

(g)    Except as set forth on Schedule 4.10, no Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h)    No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11.    Environmental Condition. Except as set forth on Schedule 4.11 or in the Information Certificate (as such term is defined in the Existing Loan Agreement), (a) to each Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on March 23, 2016 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). For purposes of this Section 4.12, information that is disclosed in a Form 10-K, 10-Q, 8-K or definitive proxy materials filed by Delta shall be determined to have been disclosed to Agent and Lenders. As of the Fourth Amendment Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the "Patriot Act"). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14.    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries constituting Permitted Indebtedness under clause (b) of the definition thereof outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16.    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.18.     ~~OFAC;~~ Sanctions; Anti-Corruption Laws; Anti-Money Laundering Law. No Borrower nor any of its Subsidiaries is in violation of any Sanctions. No Borrower nor any of its Subsidiaries nor, to the knowledge of such Borrower, any director, officer, employee, agent or Affiliate of such Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and its Subsidiaries, and to the knowledge of each such Borrower, each director, officer, employee, agent and Affiliate of each such Borrower and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Borrower or its Subsidiaries. None of any Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.21.    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers' business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.22.    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Finished Goods Inventory, Eligible In-Transit Inventory, or Eligible Raw Materials Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of merchantable quality and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory (in the case of Eligible In-Transit Inventory, after giving effect to any exclusions therefrom specified in the definition of Eligible In-Transit Inventory).

4.23.    Location of Collateral. The Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.14), and each Borrower's chief executive office is listed on Schedule 4.23.

4.24.    Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

4.25.    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.26.   Material Contracts. Set forth on Schedule 4.26 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.26 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower~~’~~'s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.27.    Anti-Corruption Laws. Each Borrower and Subsidiary has conducted its business in accordance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1.    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2.    Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through Agent's electronic platform or portal, subject to Agent's authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.

5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Borrowers shall give Agent thirty (30) days prior written notice of any proposed change in any Borrower's name (or, solely with respect to (a) Junkfood, concurrently with such Borrower's name change to "Culver City Clothing Company", or (b) Art Gun, concurrently with such Borrower's name change to "DTG2GO, LLC"), which notice shall set forth the new name and Borrowers shall deliver to Agent a copy of the amendment to the Certificate of Incorporation or Certificate of Organization (as applicable) of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available, an updated W-9 reflecting such name change and any other "know-your-customer" information reasonably requested by Agent in connection therewith. Each Borrower further agrees, on behalf of itself and its Subsidiaries, that nothing herein shall authorize any Borrower or any Subsidiary of a Borrower to convert from a corporation to a limited liability company or from a limited liability company to a corporation or change its classification or status for U.S. federal income tax purposes, as the case may be, unless, in each such case, Borrowers shall have given at least ninety (90) days prior written notice of such conversion to Agent, Agent shall have concluded that, under Applicable Law, such conversion shall not (x) detrimentally affect the enforceability of the Loan Documents against the Borrower to be so converted (the "Converting Borrower") or the Liens in favor of Agent against the Property of the Converting Borrower, or (y) affect in any way the Converting Borrower's Obligations that were incurred prior to giving effect to such conversion, and Borrowers shall have taken all such actions as Agent may request in its discretion to maintain the perfection and priority of any Liens of Agent that would otherwise be affected thereby and to ensure the enforceability of the Obligations against such Converting Borrower.

5.4.    Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5.    Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6.   Insurance. Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers' expense, maintain insurance respecting each of each Borrower's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located, including flood insurance, as applicable. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, C.N.A., AGCS Marine Insurance Company and Travelers are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender~~’~~'s loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender~~’~~'s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $2,500,000 covered by their or their Subsidiaries' casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.

5.7.	Inspection.

(a)    Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b)    Subject to the reimbursement limitations set forth in Section 2.10(c), each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.

5.8.    Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.	Environmental. Each Borrower will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)    Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.    Disclosure Updates. Each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.    Formation of Subsidiaries. Each Borrower will, at the time that any Loan Party forms any Acquisition Subsidiary or acquires any Acquisition Target after the Closing Date, concurrently with such formation or acquisition (or such later date as permitted by Agent in its sole discretion, including with respect to any Subsidiary formed solely in connection with any Investment permitted by clause (r) of the definition of "Permitted Investments") (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement and to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.    Further Assurances. Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of each Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of a Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Borrower and its Subsidiaries, including all of the outstanding Equity Interests of each Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs). Notwithstanding anything to the contrary contained herein (including Section 5.11 and this Section 5.12) or in any other Loan Document, Agent shall not accept delivery of any Mortgage from any Loan Party unless each Lender has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

5.13.    Lender Meetings. Borrowers will, within 90 days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of Administrative Borrower.

5.14.    Location of Collateral. Each Borrower will, and will cause each of its Subsidiaries to, keep Collateral only (a) at the locations identified on Schedule 4.23 or (b) on consignment in accordance with Section 6.13, and their chief executive offices only at the locations identified on Schedule 4.23; provided, that Borrowers may amend Schedule 4.23 so long as such amendment occurs by written notice to Agent not less than 15 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

5.15.    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.16.    Bank Products. Maintain their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates at all times during the term of the Agreement.

5.17.    Hedge Agreements. Borrower agrees that it shall offer to Wells Fargo or one or more of its Affiliates the first opportunity to bid for all Hedge Agreements to be entered into by any Loan Party or any of its Subsidiaries during the term of the Agreement.

5.18.    Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.19.    ~~OFAC;~~ Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Borrower will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by Borrowers and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.20.    Certificate of Beneficial Ownership and Other Additional Information. Promptly following any request therefor, information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable "know your customer" requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1.    Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.    Liens. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.    Restrictions on Fundamental Changes. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)    enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party, and (ii) mergers of an Acquisition Subsidiary into, or consolidations of an Acquisition Subsidiary with, an Acquisition Target in connection with a Permitted Acquisition;

(b)	liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for

(i) the liquidation or dissolution of Immaterial Subsidiaries, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, or

(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a "plan of division").

6.5.    Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to their business.

6.6.    Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)	Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or

(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)	Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness,

(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)    any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.7.    Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)    any Subsidiary of such Borrower may pay dividends to such Borrower;

(b)    such Borrower may pay cash dividends or distributions and may repurchase its Qualified Equity Interests consisting of common stock from funds legally available therefor to its shareholders from time to time not consisting of Net Cash Proceeds of Permitted Sale-Leaseback Transactions, provided that, (i) as of the date of any such payment or repurchase and after giving pro forma effect thereto, Borrowers shall have Availability on such date, and Average Availability for the thirty (30) day period immediately preceding such date, of not less than 15% of the lesser of the Maximum Revolver Amount and the Borrowing Base, (ii) the aggregate amount of such cash dividends, distributions or repurchases after the date of this Agreement made pursuant to this clause (b) does not exceed $10,000,000 plus fifty percent (50%) of such Borrower's cumulative Net Income for the period from April 3, 2016 to the date of determination (without giving effect to any negative impact on Borrower's Net Income in Borrowers' 2018 fiscal year from the Tax Cuts and Jobs Act of 2017, Pub. L. No. 115-97 (2017)); (i) Agent shall have received at least five (5) days prior to any payment or prior to Borrower providing or modifying any instructions to carry out any repurchase(s), a certificate signed by such Borrower's chief financial officer (A) setting forth such Borrower's Net Income for the period beginning on April 3, 2016 and ending on the last day of such Borrower's most recently completed fiscal quarter (without giving effect to any negative impact on Borrower's Net Income in Borrowers' 2018 fiscal year from the Tax Cuts and Jobs Act of 2017, Pub. L. No. 115-97 (2017)), and (B) certifying that such dividend, distribution or repurchase is not in violation of applicable law or any other agreement to which such Borrower is a party or by which such Borrower or its property is bound, and (ii)    as of the date of any such payment or repurchase and after giving pro forma effect thereto, no Default or Event of Default shall exist; and

(c)    such Borrower may pay cash dividends or distributions and may repurchase its Qualified Equity Interests consisting of common stock from funds legally available therefor solely consisting of Net Cash Proceeds of Permitted Sale-Leaseback Transactions provided, that (i) such funds are in excess of the subject Real Property's contribution to clause (c) of the Borrowing Base, (ii) as of the date of any such payment or repurchase and after giving pro forma effect thereto, Borrowers shall have Availability plus Net Cash Proceeds of Permitted Sale-Leaseback Transactions consummated not more than 30 days prior to such date of determination, on such date, and Average Availability for the thirty (30) day period immediately preceding such date plus Net Cash Proceeds of Permitted Sale-Leaseback Transactions consummated not more than 30 days prior to such date of determination, of not less than 15% of the lesser of the Maximum Revolver Amount and the Borrowing Base, (iii) the aggregate amount of such cash dividends, distributions or repurchases after the date of this Agreement made pursuant to this clause (c) does not exceed $10,000,000; (iv) Agent shall have received at least five (5) days prior to any payment or prior to Borrower providing or modifying any instructions to carry out any repurchase(s), a certificate signed by such Borrower's chief financial officer certifying that such dividend, distribution or repurchase is not in violation of applicable law or any other agreement to which such Borrower is a party or by which such Borrower or its property is bound, (v) all such cash dividends, distributions or repurchases are consummated within 12 months of the closing of the subject Permitted Sale-Leaseback Transaction, and (vi) as of the date of any such payment or repurchase and after giving pro forma effect thereto, no Default or Event of Default shall exist.

6.8.    Accounting Methods. Each Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.    Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.    Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower or any of its Subsidiaries except for:

(a)    transactions between such Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business, and (ii) are no less favorable, taken as a whole, to such Borrower or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,

(b)    so long as it has been approved by such Borrower's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Borrower or its applicable Subsidiary,

(c)    so long as it has been approved by such Borrower's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation (including equity awards), severance, or employee benefit arrangements to employees, officers, and outside directors of such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)    transactions permitted by Section 6.3, Section 6.7, Section 6.9 or any Permitted Intercompany Advance,

(e)    payments by such Borrower to a CFC for (A) actual and necessary reasonable out-of-pocket administrative, operating and capital expenditures of such CFC for the business of such Borrower as presently conducted in the ordinary course of business (including lease payments, payroll, insurance, franchise taxes and similar items), provided, that, the amount of all such payments in respect of capital expenditures shall not exceed $10,000,000 in the aggregate in any fiscal year of such Borrower, and (B) actual and necessary reasonable out-of-pocket legal, accounting, insurance (including premiums for such insurance), marketing, payroll and similar types of services paid for by such CFC in the ordinary course of its business as conducted as of the date hereof or as the same may be directly attributable to such Borrower; provided, that, (1) such expenses are in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business as conducted on the date hereof, and (2) to the extent such expenses are payable to such CFC, such expenses shall be payable upon terms no less favorable to such Borrower, than such Borrower, could obtain in a comparable arm's length transaction with a Person who is not an Affiliate,

(f)    the payment of management, consulting, monitoring, and advisory fees, intercompany zero margin sales and charges for shared services, in accordance with historical practices of Borrowers and in the ordinary course of business, and

(g)    for the avoidance of doubt, transactions solely between Borrowers.

6.11.    Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided, that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12.    Limitation on Issuance of Equity Interests. Except (a) for the issuance and sale by any Borrower of Qualified Equity Interests of such Borrower after the date hereof; provided, that, (i) Agent shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower from such sale, (ii) the terms of such Qualified Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrowers with Agent or Lenders or are more restrictive or burdensome to any Borrower than the terms of any Qualified Equity Interests in effect on the date hereof, and (ii) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (b) the issuance of Qualified Equity Interests of any Borrower consisting, of common stock pursuant to a stock option plan, 401(k) plan, or incentive stock award plan of such Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Qualified Equity Interests pursuant to such stock option plan, 401(k) plan, or incentive stock award plan which would result in an Event of Default, each Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13.	Inventory with Bailees.

(a)    Each Borrower will not, and will not permit any of its Subsidiaries to store its Inventory at any time with a bailee, warehouseman, or similar party (other than a consignee) unless such bailee, warehouseman or similar party has delivered a Collateral Access Agreement to Agent in form and substance reasonably satisfactory to Agent.

(b)    Each Borrower will not, and will not permit any of its Subsidiaries to consign any Inventory, unless (i) such Inventory satisfies all of the conditions to constitute Eligible Finished Goods Inventory except that such Inventory is on consignment, (ii) other than with respect to the Existing Consignees, the applicable consignee shall have executed and delivered a consignment agreement, in form and scope acceptable to Agent, either granting the applicable Borrower and its assigns a purchase money Lien and security interest in, or waiving any claim by such consignee to any ownership interest or security interest or Lien in, all such Inventory that is consigned by such Borrower to such consignee, together with the cash and non-cash proceeds thereof, (iii) the applicable Borrower shall have filed of record, with such consignee's authorization, a UCC financing statement, in form acceptable to Agent, naming such consignee as debtor and such Borrower as secured party, covering such consigned Inventory and the cash and non-cash proceeds thereof in all appropriate filing locations for the perfection of a first priority security interest and Lien in such consigned Inventory and the cash and non-cash proceeds thereof, (iv) after the filing of such financing statements, the applicable Borrower shall have conducted searches of all filings made against such consignee in such filing offices and delivered an authenticated notification to each holder of a conflicting security interest in such consigned Inventory, which shall confirm that the security interest in the consigned Inventory in favor of such Borrower, together with the cash and non-cash proceeds thereof, is a first priority Lien, (v) Agent shall have received a copy of the consignment agreement, the filed UCC financing statements, the UCC searches and the authenticated notifications referred to in clauses (c) and (d) above, and the applicable Borrower shall have taken such other action as Agent may have requested in connection with such consignee, and (vi) other than with respect to the Existing Consignees, the creditworthiness of such consignee is acceptable to Agent, in Agent's discretion.

6.14.	Employee Benefits. Each Borrower will not, and will not permit any of its Subsidiaries to:

(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Pension Plan which exceeds $2,500,000 with respect to all Pension Plans in the aggregate.

(d)    Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any Pension Plan that is not any Multiemployer Plan unless (i) the acquisition of such interest is made in connection with a Permitted Acquisition, (ii) such Pension Plan does not have any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, and (iii) contributions to such Pension Plan have not exceeded $100,000 in any year during the six-year period preceding the acquisition of such interest.

(e)    Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10, or acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any Multiemployer Plan.

(f)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

6.15.    ~~OFAC~~Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Borrower will not, and will not permit any of its Subsidiaries to (a) be in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC, (b) be a Sanctioned Person or a Sanctioned Entity, (c) have any assets located in Sanctioned Entities, or (d) derive revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each Borrower will not, and will not permit any of its Subsidiaries to be in violation of, any Anti-Corruption Laws or Anti-Money Laundering Laws.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a)   Fixed Charge Coverage Ratio. Commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal month immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal month end thereafter during such Financial Covenant Period, have a Fixed Charge Coverage Ratio, measured on a fiscal month-end basis, tested for the twelve fiscal (12) month period ending on such date, of not less than ~~1.10~~1.00 to 1.00.

(b)   ~~Minimum Availability At all times (i) during the period beginning on the Sixth Amendment Date through (and including) April 3, 2021, maintain Availability of not less than $12,000,000, (b) during the period beginning on April 4, 2021 through (and including) July 3, 2021, maintain Availability of not less than $14,000,000.~~[Reserved]

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2.	Covenants. If any Loan Party or any of its Subsidiaries:

(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14, 5.16 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement, and, solely in connection with failures with respect to Section 5.1(a), such failure continues for a period of 2 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

(b)   fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or appealed (and bonded pending appeal, if so required as a condition of such appeal), or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.    Default Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder;

8.7.    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this

Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9.    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,500,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11      Change of Control. A Change of Control shall occur, whether directly or indirectly.

8.12.    ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $2,500,000, (b) an accumulated funding deficiency or funding shortfall in excess of $2,500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $2,500,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $2,500,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.

9.	RIGHTS AND REMEDIES.

9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers' or their Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.    Demand; Protest; etc. Except as otherwise set forth in Section 8.2, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2.    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3.    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and the Issuing Bank, each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers'

and their Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:               c/o Delta Apparel, Inc.

201 West McBee Avenue, Suite 320

~~322 South Main Street~~

Greenville, South Carolina 29601

Attn: ~~Justin M. Grow,~~Lauren Satterfield, Deputy General Counsel

Fax No. (864) 232-5199

with a copy to:                     c/o Delta Apparel, Inc.

2750 Premiere Parkway, Suite 100

Duluth, Georgia 30097

Attn: Simone Walsh, CFO

If to Agent:                       Wells Fargo Bank, National Association

                                                            1100 Abernathy Road, Suite 1600

                                                            Atlanta, Georgia 30328

                                                            Attn: Delta Apparel Loan Administration

                               Fax No.: (770) 698-8324

with copies to:                     Parker, Hudson, Rainer & Dobbs LLP

 303 Peachtree St. NE, Suite 3600

Atlanta, Georgia 30308

Attn: Douglas A. Nail, Esq.

Fax No.: (678) 533-7773

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF FULTON, STATE OF GEORGIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF FULTON AND THE STATE OF GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY MEMBER OF THE LENDER GROUP MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, ANY BANK PRODUCT PROVIDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.    Assignments and Participations.

(a)    (i)Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)	Agent, Swing Lender, and Issuing Bank.

(ii)	Assignments shall be subject to the following additional conditions:

(A)    no assignment may be made to a natural person,

(B)	no assignment may be made to a Loan Party or any Affiliate of a Loan Party,

(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,

(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500, and

(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").

(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    In the event that a Lender sells participations in ~~the Registered~~any Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the ~~Registered~~ Loans held by it (and the principal amount (and stated interest thereon) of the portion of such ~~Registered~~ Loans that is subject to such participations) (the "Participant Register"). A ~~Registered~~ Loan (and ~~the Registered Note~~any related note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each ~~registered~~related note shall expressly so provide). Any participation of such ~~Registered~~ Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(i)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.    Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective at the sole discretion of Agent), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)     amend, modify, or eliminate Section 3.1 or 3.2,

(vi)    amend, modify, or eliminate Section 15.11,

(vii)   other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,

(viii)  amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",

(ix)    contractually subordinate any of Agent's Liens,

(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii), (iii) or (vii) or Section 2.4(e) or (f),

(xii)    amend, modify, or eliminate any of the provisions of Section 13.1, or

(xiii)   at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders;

(b)	No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Required Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Finished Goods Inventory, Eligible In-Transit Inventory, Eligible Raw Material Inventory and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;

(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f)     Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender, and (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event ~~or an Early Opt-in Election~~by such Section 2.12(d)(iii) hereof and (iv) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Adjusted Term SOFR shall be effective as contemplated ~~by such Section 2.12(d)(iii) hereof~~by such Section 2.6(g).

14.2.	Replacement of Certain Lenders.

(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4.    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.

15.9.    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.	Collateral Matters.

(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.	Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts of any Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers' and their Subsidiaries' books and records, as well as on representations of Borrowers' personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.    Sole Lead Arranger and Sole Book Runner. Each of the Sole Lead Arranger and the Sole Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank.Without limiting the foregoing, each of the Sole Lead Arranger and the Sole Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on either the Sole Lead Arranger or the Sole Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Sole Lead Arranger and the Sole Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	WITHHOLDING TAXES.

16.1.    Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2.	Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

16.3.	Reductions.

(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall promptly pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.

17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same

Agreement. ~~Delivery~~Execution of ~~an executed~~any such counterpart ~~of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective~~may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as ~~delivery of~~ an original ~~executed counterpart of~~manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by ~~telefacsimile or other electronic method of transmission~~faxed, scanned or photocopied manual signature shall also ~~shall~~ deliver an original manually executed counterpart ~~of this Agreement~~, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability~~,~~ and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

17.8.    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9.	Confidentiality.

(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Agent or any member of the Lender Group and to employees, directors and officers of Agent or any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent.

(c)    Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform").The Platform is provided "as is" and "as available."Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any Agent-Related Person have any liability to Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Loan Parties or their securities) (each, a "Public Lender"). Loan Parties shall be deemed to have authorized Agent and its Affiliates and Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term).Agent and its Affiliates and Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11.    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Borrowers, their senior management and key principals and legal and beneficial owners. Each Borrower agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13.    Delta as Agent for Borrowers. Each Borrower hereby irrevocably appoints Delta as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14.    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including each member of the Lender Group and each Bank Product Provider) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document of any member of Lender Group or Bank Product Provider, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto (including each member of the Lender Group and each Bank Product Provider) that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

17.15.	No Novation; Reaffirmation of Grant of Security Interest.

(a)    Each Borrower agrees that the security interests and Liens granted to Wells Fargo, as Agent, pursuant to the Existing Loan Agreement and the Existing Financing Agreements, shall remain outstanding and in full force and effect in accordance with the Existing Financing Agreements, in each case, as amended by this Agreement, the Guaranty and Security Agreement and the other Loan Documents as of the date hereof and shall continue to secure the Obligations.

(b)    Each Borrower, Agent, Issuing Bank and each Lender acknowledges and agrees that (i) the Obligations represent, among other things, the amendment, restatement, renewal, extension, and modification of the Obligations (as defined in the Existing Loan Agreement) arising in connection with the Existing Loan Agreement and the other Existing Financing Agreements executed in connection therewith; (ii) each Borrower, Agent, Issuing Bank and each Lender intends that the Collateral pledged under the Existing Loan Agreement and the other Existing Financing Agreements executed in connection therewith shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Loan Agreement) under the Existing Loan Agreement and the other Existing Financing Agreements executed in connection therewith as amended, restated, renewed, extended, and modified by this Agreement, the Guaranty and Security Agreement and the other Loan Documents, together with all other Obligations hereunder; and (iii) all security interests and Liens granted under or evidenced by the Existing Loan Agreement and the other Existing Financing Agreements executed in connection therewith are hereby ratified, confirmed and continued.

(c)    Each Borrower, Agent, Issuing Bank and each Lender intends that by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation or an accord and satisfaction.

17.16.     Acknowledgement Regarding Any Supported QFCs~~(a)~~ . ~~.~~ To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Georgia or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.17.      Erroneous Payments.

(a)   Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a "Payment Recipient") that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by

Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.

(b)   Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c)   In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of Agent and upon Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Loans") to Agent or, at the option of Agent, Agent's applicable lending affiliate (such assignee, the "Agent Assignee") in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)   Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.17 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)    Each party's obligations under this Section 17.17 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)   The provisions of this Section 17.17 to the contrary notwithstanding, (i) nothing in this Section 17.17 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:                                                     DELTA APPAREL, INC., a Georgia corporation

By:     ______________________

Name:~~Deborah         H. Merrill~~

Title: C~~hief         Financial Officer~~

M. J. SOFFE, LLC, a North Carolina limited liability

company

By:

Name:     ~~Deborah         H. Merrill~~

Title:      ~~Chief         Financial Officer~~

CULVER CITY CLOTHING COMPANY, a Georgia

corporation formerly known as Junkfood Clothing Company

By:

Name:         ~~Deborah         H. Merrill~~

Title:           ~~Chief         Financial Officer~~

SALT LIFE, LLC, a Georgia limited liability company

formerly known as To The Game, LLC

By:

Name:         ~~Deborah         H. Merrill~~

Title:           ~~Chief         Financial Officer~~

DTG2GO, LLC, a Georgia limited liability company

formerly known as Art Gun, LLC

By:

Name:      ~~Deborah         H. Merrill~~

Title:       ~~Chief         Financial Officer~~

[Signatures continue on following page.]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

a national banking association, as Agent, as the Sole Lead

Arranger, as the Sole Book Runner, and as a Lender

By:

Name:

Its Authorized Signatory

[Signatures continue on following page.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:

Its Authorized Signatory

[Signatures continue on following page.]

REGIONS BANK, as a Lender

By:

Name:

Its Authorized Signatory

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

"2016 Restructuring" means the closure and sale of Borrowers' Maiden, North Carolina facility and related activities involving the Mexican Subsidiaries and the Honduras Subsidiaries.

"Account" means an account (as that term is defined in the Code).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Acquisition Agreement" means, with respect to each Acquisition Transaction, each stock purchase agreement, asset purchase agreement, or merger agreement, as the context may require, to be executed and delivered by and among a Borrower or an Acquisition Subsidiary, as purchaser, and the Acquisition Target or each owner, as seller, of the Equity Interests or assets to be sold to such Borrower or Acquisition Subsidiary, together with any and all permitted amendments, modifications and supplements thereto, restatements thereof and substitutes therefor.

"Acquisition Consideration" means the consideration given and to be given by a Borrower or any Acquisition Subsidiary for or in an Acquisition Transaction, including the fair market value of any cash, property, Equity Interests or services given and the amount of any Funded Indebtedness assumed or incurred by such Borrower or Acquisition Subsidiary in connection with such Acquisition Transaction. For purposes hereof, the fair market value of Earn-Outs to be made by a Borrower or any Acquisition Subsidiary for or in connection with any such Acquisition Transaction shall be determined in accordance with GAAP as of the closing date for such Acquisition Transaction.

"Acquisition Documents" means, individually and collectively, as the context may require, each Acquisition Agreement and any and all other agreements, documents or instruments at any time executed and delivered by a Borrower or an Acquisition Subsidiary, an Acquisition Target or any other Person in connection with an Acquisition Transaction.

"Acquisition Subsidiary" means a Subsidiary formed by a Borrower after the Closing Date to purchase all of the issued and outstanding Equity Interests, or all or substantially all of the assets, of an Acquisition Target or a division or separate line of business of an Acquisition Target, or to be merged with or into an Acquisition Target, subject to the satisfaction of each of the following conditions as determined by Agent: (a) no Default or Event of Default exists at the time or would result therefrom; (b)    such Borrower and such Subsidiary deliver to Agent any and all documents, agreements, financial statements, projections and instruments reasonably requested by Agent, in form and substance reasonably satisfactory to Agent in all respects, in connection with such formation, including (i) such documents and other information as may be necessary for Agent and any Lender to comply with the requirements of the Patriot Act, (ii) such documents and instruments as may be necessary to grant or confirm to Agent a first priority perfected Lien on and security interest in all of the assets of the Subsidiary, including the Equity Interests in such Subsidiary owned by such Borrower (and subject to any permitted Liens), and (iii) a joinder agreement executed by such Subsidiary, together with such other collateral documents and opinions of counsel as may be requested by Agent, each in form and substance satisfactory to Agent; and

(c) such Borrower shall give Agent at least 7 days prior written notice before forming such Subsidiary and provide copies of all organizational documents of such Subsidiary to Agent.

"Acquisition Target" means a Person whose Equity Interests or assets are to be purchased pursuant to the terms of an Acquisition Agreement or a Person to be merged with or into an Acquisition Subsidiary or Borrower pursuant to an Acquisition Agreement.

"Acquisition Transaction" means the transaction pursuant to an Acquisition Agreement for the purchase of all of the issued and outstanding Equity Interests of, or all or substantially all of the assets of, an Acquisition Target, or for the purchase of all or substantially all of the assets of a division or separate line of business of an Acquisition Target, or for the merger of the Acquisition Target with or into an Acquisition Subsidiary or Borrower.

"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.

"Adjusted Letter of Credit Usage" means, as of the date of determination, the sum of (a) 100% minus the in-transit Inventory advance rate of the aggregate undrawn amount of outstanding Qualified Import Letters of Credit issued for the purpose of purchasing Eligible Inventory, plus (b) 100% of the aggregate undrawn amount of all other outstanding Letters of Credit, plus (c) 100% of the amount of outstanding time drafts accepted by Issuing Bank as a result of drawings under Letters of Credit.

"Adjusted Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Adjusted Letter of Credit Usage.

"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

"Administrative Borrower" has the meaning specified therefor in Section 17.13 of the Agreement.

"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager)

of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agent" has the meaning specified therefor in the preamble to the Agreement.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

"Agent's Liens" means the Liens granted by each Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached. "Alternate Average Excess Availability" means, with respect to any period, the sum of the aggregate amount of Alternate Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Alternate Excess Availability" means as of any date of determination, the Borrowing Base on such date minus Revolver Usage on such date.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Borrower or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Borrower or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or ~~LIBOR Rate~~SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Alternate Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the ~~Sixth~~Seventh Amendment Date through and including ~~July 3~~June 30, ~~2021~~2022, the Applicable Margin shall be set at the margin in the row styled "Level ~~III~~II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Alternate Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to ~~LIBOR Rate~~SOFR Loans (the "~~LIBOR Rate~~SOFR Margin")
I	> ~~50~~66.67% of Revolver Commitments	~~0.75%~~0.50%	~~1.75%~~1.50%

II	< ~~50~~66.67% of Revolver Commitments and > ~~20~~33% of Revolver Commitments	~~1.00%~~0.75%	~~2.00%~~1.75%
III	< ~~20~~33.33% of Revolver Commitments	~~1.25%~~1.00%	~~2.25%~~2.00%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Availability of Borrowers for the most recently completed fiscal quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the ~~Closing~~Seventh Amendment Date through and including ~~July 2~~August 31, ~~2016~~2022, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II":

Level	Average Availability	Applicable Unused Line Fee Percentage
I	> 50% of Revolver Commitments	0.375%
II	< 50% of Revolver Commitments	0.25%

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each fiscal quarter by Agent.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.

"Art Gun Sellers" means Barnett Koorse, Scott Valancy, and Evan Koorse, each an individual resident of the State of Florida, and Art Gun Technologies, LLC, a Florida limited liability company.

"Art Gun Subordination Agreement" means that certain Debt Subordination Agreement dated December 28, 2009, among the Art Gun Sellers, Delta, Art Gun, and Agent.

"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement. "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent's electronic platform or portal in accordance with its procedures for such authentication.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).

"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $55,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of the Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a ) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

"Average Availability" means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank Product" means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")),

(b)    credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Borrower and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.

"Bank Product Provider" means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

"Bank Product Provider Agreement" means an agreement in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

"Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Base Rate" means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (~~b~~c) ~~the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point,~~Adjusted Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable, and (~~c~~d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate" in effect on such day, with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate ~~(and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero), and (d) one percent (1.00%) per annum~~.

"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by Agent and ~~Borrowers~~Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to~~for the ~~LIBOR Rate for United States dollar~~then-current Benchmark for Dollar-denominated syndicated credit facilities~~,~~ and (b) the related Benchmark Replacement Adjustment; provided that~~,~~ if ~~the~~such Benchmark Replacement as so determined would be less than ~~one percent (1.0%),~~ the Floor, such Benchmark Replacement shall be deemed to be ~~one percent (1.0%)~~the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the ~~LIBOR Rate~~then-current Benchmark with an Unadjusted Benchmark Replacement for ~~each~~any applicable ~~Interest Period~~Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and ~~Borrowers~~Administrative Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~United States dollar~~Dollar-denominated syndicated credit facilities at such time.

~~"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

"Benchmark Replacement Date" means the ~~earlier~~earliest to occur of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof); or

(b)     in the case of clause (c) of the definition of "Benchmark Transition Event," the first date ~~of~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the ~~public~~most recent statement or publication ~~of information~~ referenced ~~therein~~ in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the "Benchmark ~~Transition Event" means~~Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of ~~one or more of~~ the ~~following~~applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

(a)     a public statement or publication of information by or on behalf of the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve ~~System~~Bank of ~~the United States (or any successor)~~New York, an insolvency official with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), which states that the administrator of ~~the LIBOR Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate announcing that the LIBOR Rate is no longer~~such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date" means ~~(a)~~, in the case of a Benchmark Transition Event, the earlier of (~~i~~a) the applicable Benchmark Replacement Date and (~~ii~~b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) ~~and (b) in the case of an Early Opt-in Election, the date specified by Agent or Required Lenders, as applicable, by notice to Borrowers, Agent (in the case of such notice by Required Lenders) and Lenders~~.

"Benchmark Unavailability Period" means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with Section 2.12(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.

"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.

"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

"Borrowing Base" means, as of any date of determination, the result of:

(a)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)	the lesser of:

(i)         $102,000,000, or

(ii) the lesser of (A) sixty percent (60%) of the Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

(c)    ~~(i) at any time prior to the first day of the fiscal month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions,~~ seventy percent (70%) of the appraised fair market value (based on the most recent appraisal completed prior to the ~~Fourth~~Seventh Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of ~~the Clinton~~Eligible Real Property of Borrowers, which amount shall be reduced on the first day of each fiscal month, commencing ~~October 4~~August 1, ~~2020~~2022 by an amount equal to $~~27,941.67, and (ii) at any time on and after the first day of the fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, an amount equal to the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent), which amount shall be reduced on the first day of each fiscal month, commencing on the first day of the second fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, by an amount equal to 1/120th of the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent)~~118,416.67; plus

~~(d)   seventy percent (70%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of Eligible Real Property of Borrowers other than the Clinton Real Property, which amount shall be reduced on the first day of each fiscal month, commencing October 4, 2020 by an amount equal to $151,666.67; plus~~

~~(e~~

(d)    eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Equipment of Borrowers, which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, August 1, 2020, August 29, 2020, October 3, 2020, November 7, 2020, January 2, 2021, February 6, 2021, March 6, 2021 and April 3, 2021), commencing January 1, 2020 by an amount equal to $37,632.74; plus

(~~f~~e)         the lesser of:

(i)   twenty-five percent (25%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Intellectual Property of Borrowers, which amount shall be reduced on the first day of each fiscal month, commencing August 1, 2022, by an amount equal to $129,008.33; or

(ii)    twenty-five percent (25%) of the appraised fair market value (based on the ~~most recent~~first appraisal completed ~~prior to~~after the ~~Fourth~~Seventh Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Intellectual Property of Borrowers, which amount shall be reduced on the first day of each fiscal month, commencing ~~April 4, 2021~~on the first day of the first fiscal month beginning after Agent receives such appraisal by an amount equal to ~~$129,008.33~~one-sixtieth of twenty-five percent (25%) of the appraised fair market value (based on such appraisal) of the Eligible Intellectual Property of Borrowers; plus

(~~g~~f)         the FILO Formula Amount; minus

(~~h~~g)         the aggregate amount of Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding anything to the contrary contained herein, the portion of the Borrowing Base on any date calculated with reference to Eligible Real Property, Eligible Intellectual Property and Eligible Equipment collectively, shall not exceed (i) at any time prior to the first day of the fiscal month immediately following the ~~satisfaction of the Clinton Real Property Re-Appraisal Conditions~~Seventh Amendment Date, twenty percent (20%) of the Maximum Revolver Amount and (ii) at any time on and after the first day of the fiscal month immediately following ~~satisfaction of~~ the ~~Clinton Real Property Re-Appraisal Conditions~~Seventh Amendment Date, twenty-five percent (25%) of the Maximum Revolver Amount, and the aggregate amount of Adjusted Revolver Usage based on Eligible Inventory consisting of yarn classified as work-in-process outstanding at any time shall not exceed $2,500,000 at any time.

"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which ~~banks are authorized or required to close in the state of Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market~~ the Federal Reserve Bank of New York is closed.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Borrower or any of its Affiliates).

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Dominion Period" means the period beginning on the date of a Cash Dominion Trigger Event and ending on the day on which Agent has reasonably determined that (a) no Event of Default exists, and (b) Borrowers have maintained Availability (without giving effect to the FILO Formula Amount) in an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Commitments, for a period of sixty (60) consecutive days.

"Cash Dominion Trigger Event" means (a) the occurrence of an Event of Default, or (b) Agent's reasonable determination that Availability (without giving effect to the FILO Formula Amount) is less than an amount equal to twelve and one-half percent (12.5%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Commitments.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"CFC" means a controlled foreign corporation (as that term is defined in the IRC).

"Change of Control" means (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 6.4 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of any Borrower or any Guarantor, other than as permitted in Section 6.4 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Equity Interests of any Borrower or Guarantor or the Board of Directors (or equivalent thereof) of any Borrower or Guarantor; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or equivalent thereof) of any Borrower or Guarantor (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors (or equivalent thereof) of any Borrower then still in office.

"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (~~c~~d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

~~"Clinton Capital Expenditures" means Capital Expenditures incurred by Borrowers in connection with the Clinton Expansion Project.~~

~~"Clinton Expansion Project" means the expansion of Borrowers' distribution facility located on the Clinton Real Property.~~

~~"Clinton Real Property" means Borrowers' real property located within the Town of Clinton, Anderson County, Tennessee, as more fully described on Schedule R-1.~~

~~"Clinton Real Property Re-Appraisal Conditions" means the first date on which:~~

~~(a)                no Default or Event of Default is in existence;~~

~~(b)      Agent shall have received an appraisal of the Clinton Real Property that is (i) in form, contains assumptions and utilizes methods acceptable to Agent, (ii) performed by an appraiser acceptable to Agent, and (iii) conducted after the completion of the Clinton Expansion Project (to the reasonable satisfaction of Agent);~~

~~(c)      Agent shall have received an ALTA as-built survey of the Clinton Real Property that is (i) in form and substance acceptable to Agent, including a metes-and-bounds property description of the Clinton Real Property, (ii) performed by a licensed surveyor acceptable to Agent, and (iii) performed after the completion of the Clinton Expansion Project (to the reasonable satisfaction of Agent);~~

~~(d)      Agent shall have received a mortgagee title insurance policy with such endorsements and affirmative coverages as may be required by Agent (or a marked commitment to issue the same) for the Clinton Real Property issued by a title insurance company satisfactory to Agent in amounts satisfactory to Agent assuring Agent that the Mortgage on the Clinton Real Property is a valid and enforceable first priority mortgage Lien on the Clinton Real Property free and clear of all defects and encumbrances except Permitted Liens (and insuring over all mechanics' and material suppliers' Liens arising (or which may arise) from work performed with respect to the Clinton Expansion Project), and otherwise in form and substance satisfactory to Agent;~~

~~(e)     Agent shall have received confirmation from each Lender that such Lender has (i) completed its flood insurance diligence, (ii) has received copies of all flood insurance documentation, and (iii) has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender, in each case with respect to the Clinton Real Property;~~

~~(f)      Agent shall have received a duly executed counterpart of an amendment to the Mortgage for the Clinton Real Property from the applicable Borrower, which shall be in form and substance satisfactory to Agent;~~

~~(g)     Agent shall have received an opinion of Loan Parties' Tennessee counsel in form and substance satisfactory to Agent with respect to the Mortgage on the Clinton Real Property;~~

~~(h)     Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, in form and substance satisfactory to Agent;~~

~~(i)     Agent shall have received a copy of the certificate of occupancy (or similar document) issued by the applicable Governmental Authority with respect to the Clinton Real Property and such other evidence that Agent may reasonably require to demonstrate the completion of the Clinton Expansion Project; and~~

~~(j)      Agent shall have received a certificate signed by Borrowers' chief financial officer on such date certifying that, without giving effect to the transactions contemplated by this definition and in the definition of "Borrowing Base," Borrowers have (i) pro forma Alternate Excess Availability of not less than twelve and one-half percent (12.5%) of the lesser of (x) the Borrowing Base (based on the most recently delivered Borrowing Base Certificate prior to such date pursuant to Section 5.2) and (y) the Maximum Revolver Amount on such date, and (ii) a pro forma Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the twelve fiscal (12) month period ending on the last day of the most recently ended fiscal month for which Borrowers have delivered the financial statements required by Section 5.1, in each case as demonstrated by the calculations attached thereto.~~

"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

"Code" means the Georgia Uniform Commercial Code, as in effect from time to time. "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Administrative Borrower to Agent.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(g) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Converting Borrower" has the meaning specified therefor in Section 5.3 of the Agreement.

"Copyright Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"Covered Entity" means any of the following:

(a)    a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.16 of this Agreement. "Current Assets" means, as at any date of determination, the total assets of Borrowers and their Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

"Current Liabilities" means, as at any date of determination, the total liabilities of Borrowers and their Subsidiaries which may properly be classified as current liabilities (other than the Swing Loans and the Revolving Loans) on a consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers, Issuing Bank, and each Lender.

"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

"Deposit Account" means any deposit account (as that term is defined in the Code).

"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

"Dilution Reserve" means, as of any date of determination, a reserve established by Agent in such amount as Agent may determine at any time that (a) the percentage equal to; (i) bad debt write-downs or write-offs, discounts, returns, promotions, credit, credit memos and other dilutive items with respect to Accounts, divided by (ii) gross sales, exceeds (b) five percent (5%) on a consolidated basis.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

"Dollars" or "$" means United States dollars.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"DTG2GO Purchase Agreement" shall mean that certain Asset Purchase Agreement among Art Gun, Teeshirt, Michael E. Barger, Sr., an individual resident of the state of Florida, Michael E.    Barger, Jr., an individual resident of the state of Florida, and Vincent R. Sciandra, an individual resident of the state of Florida, dated the Second Amendment Date.

"DTG2GO Subordination Agreement" shall mean that certain Debt Subordination Agreement dated the Second Amendment Date, among Teeshirt, Art Gun and Agent.

~~"Early Opt-in Election" means the occurrence of:~~

~~(a)     (i) a determination by Agent or (ii) a notification by Required Lenders to Agent (with a copy to Borrowers) that Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and~~

~~(b)     (i) the election by Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Borrowers and Required Lenders or by Required Lenders of written notice of such election to Agent.~~

"Earn-Outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EBITDA" means, as to Borrowers, with respect to any period, an amount equal to: (a) the Net Income of Borrowers and their Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, plus (b) to the extent deducted in the computation of Net Income, (i) depreciation, amortization and other non-cash charges (including imputed interest and deferred compensation) for such period, all in accordance with GAAP, plus (ii) the Interest Expense for such period, plus (iii) charges for federal, provincial, state, district, municipal, local and foreign income taxes.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Accounts" means Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)    such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)   such Accounts are not unpaid more than ~~(i) during the period beginning on the Sixth Amendment Date through (and including) April 3, 2021, the earlier of (x) ninety (90) days after the original due date for them, or (y) one hundred fifty (150) days after the date of the original invoice for them (or one hundred eighty (180) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent), and (ii) on and after April 4, 2021,~~ the earlier of (i) sixty (60) days after the original due date for them, or (ii) one hundred twenty (120) days after the date of the original invoice for them (or one hundred fifty (150) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent);

(c)    such Accounts comply with the terms and conditions of the Guaranty and Security Agreement;

(d)    such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)    the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and such Borrower has complied with the terms of the Guaranty and Security Agreement with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)    such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)    the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)    there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)    such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens other than a Permitted Lien;

(j)    neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower;

(k)    the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, (i) the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, and (ii) the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent, or Agent, in its discretion, has expressly waived such compliance with respect to Accounts, the aggregate amount of which do not exceed $7,500,000 at any time;

(l)    to the actual knowledge of Borrowers (including knowledge as a result of information provided by Agent (it being understood that Agent is under no obligation to provide any such information)), there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

(m)    such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n)    such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of (i) sixty (60) days after the original due date or for them, or (ii) one hundred twenty (120) days after the original invoice date for them (or one hundred fifty (150) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent) which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)    the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)    such Accounts are owed by account debtors deemed creditworthy at all times by such Borrower consistent with its current practice and who are reasonably acceptable to Agent, and

(q)    The account debtor with respect to such Accounts are not a Sanctioned Person or Sanctioned Entity.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

"Eligible Equipment" means Equipment owned or operated in the ordinary course of the business of a Borrower, in each case which is acceptable to Agent based on the criteria set forth below. In general, Eligible Equipment shall not include:

(a)    components which are not part of operating Equipment;

(b)	Equipment which is uninsured, damaged, obsolete, in disrepair or under repair;

(c)	spare parts for Equipment;

(d)    Equipment at premises other than those owned and controlled by such Borrower, except any Equipment which would otherwise be deemed Eligible Equipment that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Equipment: (i) as to locations which are leased by such Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or, if Agent shall not have received a Collateral Access Agreement (in a form reasonably acceptable to Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent shall determine, and (ii) as to locations owned and operated by a third Person, (A) if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received a Collateral Access Agreement (in a form reasonably acceptable to Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent shall determine, and (B) in addition, as to locations owned and operated by a third Person, Agent shall have received, if required by Agent: (1) UCC-1 financing statements between the owner and operator, as consignee or bailee, and such Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Equipment of Agent;

(e)    Equipment subject to a security interest or other Lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or other Lien in favor of any Person even if permitted herein);

(f)    Equipment which is not subject to the first priority, valid and perfected security interest of Agent;

(g)	Equipment which has become part of, or affixed to, any Real Property; or

(h)	Equipment located outside the United States of America.

The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Equipment in the good faith determination of Agent. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

"Eligible Finished Goods Inventory" means Inventory that qualifies as Eligible Inventory and consists of finished goods held for sale in the ordinary course of Borrowers' business.

"Eligible Intellectual Property" means any federally registered trademark of Borrowers used in the ordinary course of Borrowers' business which is acceptable to Agent based on the criteria set forth below. In general, Eligible ~~Trademarks~~Intellectual Property shall not include (a) any trademark subject to an Intellectual Property Claim, any trademark securing Permitted Trademark Financing Debt, or any trademark otherwise subject to a security interest or other Lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or other Lien in favor of any Person even if permitted herein); (b) any trademark which is not subject to the first priority, valid and perfected security interest or Lien of Agent; (c) any trademark registered exclusively outside the United States of America; or (d) any trademark with respect to which Agent has not received an appraisal in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely. General criteria for Eligible ~~Trademarks~~Intellectual Property may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the trademark in the good faith determination of Agent. Any trademark which is not an Eligible ~~Trademark~~Intellectual Property shall nevertheless be part of the Collateral.

"Eligible In-Transit Inventory" means those items of Inventory that do not qualify as Eligible Inventory solely because they are not in a location set forth on Schedule 4.23 or in transit among such locations and a Borrower does not have actual and exclusive possession thereof, but as to which,

(a)    the Inventory was the subject of a Qualified Import Letter of Credit,

(b)    such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule 4.23,

(c)   title to such Inventory has passed to a Borrower,

(d)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,

(e)	such Inventory either

(1)    is the subject of a negotiable bill of lading governed by the laws of a state within the United States (x) that is consigned to Agent or one of its agents (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that either is (I) in the possession of Agent or a customs broker (in each case in the continental United States), or (II) the subject of a telefacsimile copy that Agent has received from the Issuing Bank which issued the applicable Letter of Credit and as to which Agent also has received a confirmation from such Issuing Bank that such document is in-transit by air-courier to Agent or a customs broker (in each case, in the continental United States), or

(2)    is the subject of a negotiable cargo receipt governed by the laws of a state within the United States and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt is (x) consigned to Agent or one of its agents (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, (z) that either is (I) in the possession of Agent or a customs broker (in each case in the continental United States), or (II) the subject of a telefacsimile copy that Agent has received from the Issuing Bank which issued the applicable Letter of Credit and as to which Agent also has received a confirmation from such Issuing Bank that such document is in-transit by air-courier to Agent or a customs broker (in each case, in the continental United States),

(f)    Such Borrower has provided a certificate to Agent that certifies that, to the best knowledge of such Borrower, such Inventory meets all of Borrowers' representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents, and

(g)    the applicable Letter of Credit has been drawn upon in full and the Issuing Bank has honored such drawing.

"Eligible Inventory" means Inventory consisting of finished goods held for resale in the ordinary course of the business of a Borrower, finished garments, headwear and accessories (regardless of whether Borrowers classify such goods as raw materials or finished goods), raw materials for such finished goods and finished yarn classified as work-in-process, which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include:

(a)    subject to the final sentence of the definition of "Borrowing Base" with respect to finished yarn classified as work-in-process, work-in-process (other than finished yarn classified as work-in-process);

(b)	raw materials other than yarn and raw cotton;

(c)	spare parts for Equipment;

(d)	packaging and shipping materials;

(e)	supplies used or consumed in such Borrower's business;

(f)    Inventory at premises other than those owned and controlled by such Borrower, except any Inventory which would otherwise be deemed Eligible Inventory at locations in the United States of America which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, except that notwithstanding that Agent shall not have received such an agreement for a particular leased location, Agent may consider Inventory at such leased location which would otherwise be Eligible Inventory to be Eligible Inventory and in such event, Agent may at any time establish such Reserves as Agent may determine in respect of amounts at any time payable by such Borrower to the owner or lessor of such location, without limiting any other rights and remedies of Agent under this Agreement or under the other Loan Documents with respect to the establishment of Reserves or otherwise and (ii) as to premises of third parties (including consignees and processors), Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and operator of such premises (except that notwithstanding that Agent shall not have received such an agreement as to a particular third party location, Agent may consider Inventory at such location which would otherwise be Eligible Inventory to be Eligible Inventory and in such event, Agent may at any time establish such Reserves as Agent may determine in respect of amounts at any time payable by such Borrower to such third party, without limiting any other rights or remedies of Agent under this Agreement or under the other Loan Documents with respect to the establishment of Reserves or otherwise), and in addition, if required by Agent, as to premises of third parties where assets of such Borrower are located: (A) the owner and operator executes appropriate UCC-1 financing statements in favor of such Borrower, which financing statements are duly assigned to Agent and (B) any secured lender to the owner and operator is properly notified of the first priority Lien on such Inventory of Agent;

(g)    Inventory located outside the United States of America shall only be Eligible Inventory if it is Eligible In-Transit Inventory;

(h)    Inventory subject to a security interest or other Lien in favor of any Person other than Agent, except Permitted Liens;

(i)	bill and hold goods;

(j)    Inventory which is not subject to the first priority, valid and perfected security interest of Agent;

(k)    damaged and/or defective Inventory which is unsaleable or which such Borrower has not marked down to its realizable value;

(l)	Inventory purchased or, except as provided in clause (f)(ii) above, sold on consignment;

(m)	samples;

(n)	Inventory to be returned to vendors;

(o)    Inventory subject to any License Agreement or other agreement that limits, conditions or restricts such Borrower's or Agent's right to sell or otherwise dispose of such Inventory unless the Licensor has entered into a Licensor/Lender Agreement with Agent, except that notwithstanding that Agent shall not have received such a Licensor/Lender Agreement for a particular License Agreement, Agent may consider Inventory subject to such License Agreement which would otherwise be Eligible Inventory to be Eligible Inventory and in such event, Agent may at any time establish such Reserves as Agent may determine in respect of amounts at any time payable by such Borrower to the Licensor of such Inventory, without limiting any other rights and remedies of Agent under this Agreement or under the other Loan Documents with respect to the establishment of Reserves or otherwise; or

(p)	Inventory that is the subject of an Intellectual Property Claim.

General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

"Eligible Raw Material Inventory" means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials raw consisting of raw cotton and yarn.

"Eligible Real Property" means Real Property of Borrowers located in Cumberland County, North Carolina, and Anderson County, Tennessee, owned in fee simple and subject to a Mortgage in favor of Agent; provided, however, that Eligible Real Property shall not include:

(a)    Real Property subject to pending or threatened (in writing to a Borrower) condemnation by any Governmental Authority or any pending or threatened (in writing to a Borrower) enforcement action by any Governmental Authority with respect to the environmental condition of such Real Property;

(b)    Real Property subject to a security interest or other Lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or other Lien in favor of any Person even if permitted herein);

(c)    Real Property which is not subject to the first priority, valid and perfected security interest or Lien of Agent;

(d)	Real Property with respect to which improvements thereon are uninsured; or

(e)    Real Property with respect to which Agent has not received an appraisal pursuant to Section 2.10 hereof.

The criteria for Eligible Real Property set forth above may only be changed and any new criteria for Eligible Real Property may only be established by Agent in good faith based on either (i) an event, condition or other circumstance arising after the date hereof; or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Real Property in the good faith determination of Agent. Any Real Property which is not Eligible Real Property shall nevertheless be part of the Collateral.

"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"Equity Interest" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including Qualified Equity Interests (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

"ERISA Affiliate" means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Loan Party.

“Erroneous Payment” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.17 of this Agreement.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Swap Obligation" means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Borrower of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Borrower of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender~~’~~'s or such Participant~~’~~'s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) withholding taxes that would not have been imposed but for a Lender~~’~~'s or a Participant~~’~~'s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

"Existing Consignees" means (a) Hibbett Sporting Goods, Inc. and (b) TSA Stores, Inc.

"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b)    any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Federal Reserve Bank of New York~~’~~'s Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Fee Letter" means that certain fee letter, dated as of March 22, 2016, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Fifth Amendment Date" means April 27, 2020.

"FILO Formula Amount" means, as of any date of determination, the lesser of (a) the FILO Maximum Amount on such date, and (b~~) the sum of (i~~) five percent (5%) of the amount of Eligible Accounts ~~plus (ii) the lesser of (A) five percent (5%) of the Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory, and (B) five percent (5%) of the Net Orderly Liquidation Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory~~.

"FILO Maximum Amount" means (a) on and after the ~~Third~~Seventh Amendment Date through (and including) ~~July 3, 2021, $7,000,000,~~ August 31, 2022, $3,000,000, (b) on and after ~~July 4~~September 1, 2022, through (and including) November 30, 2022, $2,750,000, (c) on and after December 1, 2022, ~~2021~~ through (and including) February 28, 2023, $2,500,000, (d) on and after March 1, 2023 through (and including) May 31, 2023, $2,250,000 (e) on and after June 1, 2023, through (and including) August ~~7~~31, ~~2021~~2023, $~~5,000,000, (c) on and after August 8, 2021 through (and including) September 4, 2021, $3,000,000, (d~~2,000,000 (f) on and after September ~~5~~1, ~~2021~~2024, through (and including) ~~October 2, 2021~~November 30, 2024, $1,750,000 (g) on and after December 1, 2023, through (and including) February 29, 2024, $1,500,000, (h) on and after March 1, 2024, through (and including) May 31, 2024, $1,250,000, (i) on and after June 1, 2024, through (and including) August 31, 2024, $1,000,000, (j) on and ~~(e) on and after October 3, 2021~~after September 1, 2024, through (and including) November 30, 2024, $750,000, (k) on and after December 1, 2024, through (and including) February 28, 2025, $500,000, (l) on and after March 1, 2025, through (and including) May 31, 2025, $250,000, and (m) on and after June 1, 2025, $0.

"Financial Covenant Period" means a period which shall commence on any date on which a Financial Covenant Trigger Event has occurred and shall continue until the date on which Agent has determined that no Financial Covenant Trigger Event exists or has existed for a period of sixty (60) consecutive days~~; provided, that in no event shall a Financial Covenant Period exist at any time during the period beginning on the Fifth Amendment Date through (and including) July 3, 2021~~.

"Financial Covenant Trigger Event" means any date on which Alternate Excess Availability (without giving effect~~, at any time on or after October 4, 2020,~~ to the FILO Formula Amount) is less than 12.5% of the lesser of the Borrowing Base or the Maximum Revolver Amount or an Event of Default has occurred; provided, that in no event shall a Financial Covenant Trigger Event occur at any time during the period beginning on the Fifth Amendment Date through (and including) October 3, 2020.

"Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries, on a consolidated basis, for any period of determination, the ratio of (a) the sum of (x) EBITDA of Borrowers during such period plus (y) Restructuring Expenses actually recorded on Borrowers' books during such period minus the sum of (i) the amount of any taxes paid in cash, cash dividends to the equity holders of such Person and other distributions to equity holders of such Person during the period in question (including all share repurchases and redemptions with respect to the Qualified Equity Interests of such Person other than those (A) made pursuant to Section 6.7(c) or (B) constituting Junkfood Sale Equity Interest Repurchases) plus (ii) all Unfinanced Capital Expenditures made during such period ~~(other than Clinton Capital Expenditures made during such period)~~ plus (iii) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to the Capital Leases made during such period to (b) Fixed Charges of Borrowers and their Subsidiaries for the same period. In no event shall the amount of ~~(x)~~ all Restructuring Expenses added back to EBITDA during all periods exceed $5,000,000 ~~in the~~

~~aggregate or (y) Clinton Capital Expenditures added back to EBITDA during all periods exceed $10,000,000~~ in the aggregate.

"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of:

(a)    Interest Expense (including the interest component with respect to Indebtedness under Capital Leases) paid in cash during such period, plus

(b)    an amount equal to the sum of:

(i)     the product of (1) $~~27,941.67~~118,416.67 (which represents the monthly reduction of the ~~Clinton~~Eligible Real Property component of the Borrowing Base ~~prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions~~) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1)    of this subclause (i) was deducted from the Borrowing Base, plus

(ii)    the product of (1) ~~an amount equal to 1/120th of the lesser of (x) $10,500,000 and (y) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent)~~$37,632.74 (which represents the monthly reduction of the ~~Clinton Real Property~~Eligible Equipment component of the Borrowing Base ~~after the satisfaction of the Clinton Real Property Re-Appraisal Conditions~~) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (ii) was deducted from the Borrowing Base, plus

(iii)    until Agent receives a completed appraisal after the Seventh Amendment Date with respect to the Eligible Intellectual Property of Borrowers that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent, the product of (1) $~~151,666.67~~129,008.33 (which represents the monthly reduction of ~~the~~ Eligible ~~Real~~Intellectual Property ~~(other than the Clinton Real Property)~~ component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iii) was deducted from the Borrowing Base, plus

(iv)   ~~the product of (1) $37,632.74 (which represents the monthly reduction of the Eligible Equipment component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iv) was deducted from the Borrowing Base, plus~~

~~(v)   the product of (1) $129,008.33~~after Agent receives a completed appraisal after the Seventh Amendment Date with respect to the Eligible Intellectual Property of Borrowers that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent, the lesser of (x) $129,008.33 and (y) an amount equal to one-sixtieth of twenty-five percent (25%) of the appraised fair market value (based on such appraisal) of the Eligible Intellectual Property of Borrowers (which represents the monthly reduction of Eligible Intellectual Property component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (~~v~~iv) was deducted from the Borrowing Base.

"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

"Floor" means a rate of interest equal to 0%.

"Flow of Funds Agreement" means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

"Fourth Amendment Date" means November 19, 2019.

"Fourth Amendment Fee Letter" means that certain fee letter, dated as of the Fourth Amendment Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of any Borrower or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrowers and their Subsidiaries, the Revolver Usage and the amount of their Capitalized Lease Obligations.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means (a) each Subsidiary of each Borrower, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Borrower and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

"Hedge Provider" means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

"Honduras JV" means Green Valley Industrial Park, S.A.

"Honduras Subsidiary" means each of Delta Apparel Honduras, S.A., a Honduran sociedad anónima, Delta Cortes, S.A., a Honduran sociedad anónima, Atled Holding Company Honduras, S de RL, a Honduran company, La Paz Honduras, S de RL, a Honduran company, and Ceiba Textiles, S de RL, a Honduran company.

"Hostile Acquisition" means any investment in a Person, resulting in control of such Person, involving a tender offer or proxy contest that has not been recommended or approved by the board of directors or similar body of such Person that is the subject of the investment prior to the first public announcement or disclosure relating to such investment.

"Immaterial Subsidiary" means any Subsidiary of a Borrower which accounted for less than (a) two percent (2%) of the consolidated assets of the Borrowers and their Subsidiaries, on a consolidated basis, as of the end of the Borrowers' most recent fiscal year and (b) two percent (2%) of the consolidated revenues of the Borrowers and their Subsidiaries, on a consolidated basis, for the four fiscal quarters ending as of the Borrowers' most recent fiscal year.

"Increase" has the meaning specified therefor in Section 2.14.

"Increase Date" has the meaning specified therefor in Section 2.14.

"Increase Joinder" has the meaning specified therefor in Section 2.14.

"Increased Reporting Event" means, at any time, Alternate Excess Availability is less than the greater of (a) 12.5% of the Line Cap, and (b) $20,000, 000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14).

"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) all obligations of such Person to purchase, redeem, retire, or otherwise make payment in respect of any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.

"Indemnified Taxes" means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intellectual Property" means, as to each Borrower, such Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower's use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

"Intellectual Property Claim" means the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property is violative of any ownership or right to use any Intellectual Property of such Person. Without limiting the generality of the foregoing, an Intellectual Property Claim shall include any claim by a purchaser of Intellectual Property from a Borrower or other Person, and any claim by a secured party holding a Lien on Intellectual Property pursuant to any Permitted Trademark Financing Debt or otherwise.

"Interest Expense" means, for any period, as to any Person, all of the following as determined on a consolidated basis in accordance with GAAP: (a) total interest expense, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit (but excluding amortization of discount and amortization of deferred financing fees paid in cash in connection with the transactions contemplated hereby, interest paid in property other than cash and any other interest expense not payable in cash), minus (b) any net payments received during such period as interest income received in respect of its investments in cash.

"Interest Period" means, with respect to ~~each LIBOR Rate~~any SOFR Loan, a period commencing on the date of the making of such ~~LIBOR Rate~~SOFR Loan (or the continuation of a ~~LIBOR Rate~~SOFR Loan or the conversion of a Base Rate Loan to a ~~LIBOR Rate~~SOFR Loan) and ending 1~~, 2, 3 ,~~ or ~~6 months thereafter or, if agreed to by all Lenders, 9 or 12~~3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon ~~the LIBOR Rate~~Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1~~, 2, 3, 6, 9,~~ or ~~12~~3 months after the date on which the Interest Period began, as applicable, ~~and~~ (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

"Inventory" means inventory (as that term is defined in the Code).

"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves, (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount, and (c) with respect to Eligible In-Transit Inventory, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible In-Transit Inventory or the Maximum Revolver Amount (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

"IRC" means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

"Issuing Bank" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.

"Junkfood Sale Equity Interest Repurchases" means repurchases of the issued and outstanding Qualified Equity Interests of Delta on or after March 31, 2017 but before March 31, 2018 for an aggregate amount of consideration not to exceed $10,000,000.

"Landlord Reserve" means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months' rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months' rent under the lease relative to such location.

"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.

"Lender Group" means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with each Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Borrower or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g)    field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent's reasonable costs and expenses (including reasonable documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Borrower or any of its Subsidiaries, (i) Agent's reasonable documented costs and expenses (including reasonable documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(~~k~~l) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.

"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.

"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of the Agreement.

"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of the Agreement.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

~~"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.~~

~~"LIBOR Notice" means a written notice in the form of Exhibit L-1 to the Agreement.~~

~~"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.~~

~~"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below one percent (1.0%), then the rate~~

~~determined pursuant to this definition shall be deemed to be one percent (1.0%)). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.~~

~~"LIBOR Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.~~

~~"LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.~~

"License Agreement" means any agreement between a Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower.

"Licensor" means any Person from whom a Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower's manufacture, marketing, sale or other distribution of any Inventory.

"Licensor/Lender Agreement" means an agreement between Agent and a Licensor by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent's security interests and Liens with respect to and to dispose of a Borrower's Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower's default under any License Agreement with such Licensor and which is otherwise in form and substance reasonably satisfactory to Agent.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan" means any Revolving Loan, Swing Loan or Extraordinary Advance made (or to be made) hereunder.

"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.

"Loan Documents" means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Fourth Amendment Fee Letter, the Sixth Amendment Fee Letter, the Seventh Amendment Fee Letter, the Guaranty and Security Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Art Gun Subordination Agreement, the Salt Life Subordination Agreement, the DTG2GO Subordination Agreement, the SSI Subordination Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

"Loan Party" means any Borrower or any Guarantor.

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of Borrowers' and their Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral.

"Material Contract" means, with respect to any Person, any agreement or arrangement to which such Person is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (c) that relates to Subordinated Indebtedness; or (d) that related to Indebtedness (other than Subordinated Indebtedness) in an aggregate amount of $5,000,000 or more.

"Maturity Date" means ~~November 19~~June 2, ~~2024~~2027.

"Maximum Revolver Amount" means $170,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

"Mexican Subsidiary" means each of (a) Delta Campeche, S.A. de C.V., a company organized under the laws of Mexico, and (b) and Campeche Sportswear, S. de R.L. de C.V., a company organized under the laws of Mexico.

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral, each of the following, as each may be amended, modified, supplemented, extended or restated from time to time: (a) that certain Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated October 3, 2003, by Delta in favor of Agent with respect to the Real Property and related assets of Delta located in Catawba County, North Carolina; (b) that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated November 1, 2004, by Delta in favor of Agent with respect to the Real Property and related assets of Delta located in Anderson County, Tennessee; (c) that certain First Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 3, 2003, by Soffe in favor of Agent with respect to the Real Property and related assets of Soffe located in Cumberland County, North Carolina; and (d) that certain First Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 3, 2003, by Soffe in favor of Agent with respect to the Real Property and related assets of Soffe located in Robeson County, North Carolina.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Cash Proceeds" means:

(a)    with respect to any sale or disposition by any Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any

Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)    with respect to the issuance or incurrence of any Indebtedness by any Borrower or any of its Subsidiaries, or the issuance by any Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

"Net Income" means, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary, one-time or nonrecurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting an amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, municipal or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; and (b) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain (but not loss) together with any related amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, municipal or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP for such gain (but not loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person; provided, the Honduras Subsidiaries and the Mexican Subsidiary shall be considered to be wholly-owned Subsidiaries of Delta for purposes of the calculation of Net Income hereunder so long as Delta owns at least 97% of the Equity Interests of each such Subsidiaries.

"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

"Net Orderly Liquidation Value" means with respect to a Borrower's Equipment or Inventory, the value that is estimated to be recoverable in an orderly liquidation of such Equipment or Inventory net of estimated liquidation expenses as determined from time to time by an appraisal of such Equipment or Inventory in form and containing assumptions and appraisal methods satisfactory to Agent that is performed by a qualified appraisal company selected by or acceptable to Agent.

"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

"New Equipment Appraisal" means an appraisal of Borrower's Equipment in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely conducted after the completion of the 2016 Restructuring at the written request of Borrowers.

"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m)    an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

"Obligations" means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter, Fourth Amendment Fee Letter ~~and~~, Sixth Amendment Fee Letter and the Seventh Amendment Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Borrower arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Borrower under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Other Taxes" means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Participant Register" has the meaning set forth in Section 13.1(h) of the Agreement.

"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise, or in the case of a multiple employer plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.

"Permitted Acquisition" means any Acquisition Transaction, provided that:

(a)    the Acquisition Target's business is in a Permitted Business Field;

(b)    Agent shall have received copies of (i) the definitive Acquisition Documents and related due diligence documents (including lien search reports, title insurance commitments and environmental assessments), (ii) historical financial statements or other financial information of the Acquisition Target in form and substance reasonably acceptable to Agent and (iii) all other financial information, and such other documents and information, of the Acquisition Target as Agent may reasonably request, all of which shall be reasonably acceptable to Agent;

(c)    if the acquired assets are to be included in either the Borrowing Base simultaneously with the consummation of the Permitted Acquisition, Agent's examiners shall have completed a field exam and audit of the Acquisition Target and, if Agent in its discretion elects, an appraisal of any acquired assets consisting of Inventory, each in scope and with results reasonably acceptable to Agent, or if such field exam and audit (and appraisal, if Agent so elects) are not conducted, then the assets of such Acquisition Target shall not be included in the Borrowing Base and shall be ineligible for borrowing purposes until such exam and audit (and appraisal, if Agent so elects) are conducted in scope and with results reasonably acceptable to Agent;

(d)    the aggregate Acquisition Consideration for all Acquisition Transactions during any fiscal year shall not exceed the lesser of (i) the sum of (a) $30,000,000 plus (b) the Permitted Acquisition Carryover Amount for such fiscal year, and (ii) $45,000,000;

(e)    no Default or Event of Default shall exist at the time of the Acquisition Transaction or after giving effect thereto;

(f)    Borrowers shall have delivered to Agent a certificate executed by the chief financial officer of Borrowers which demonstrates to the reasonable satisfaction of Agent that:

(i)    at the time of such Acquisition Transaction, Borrowers shall have Average Availability for the thirty (30) day period immediately preceding the date of such Acquisition Transaction (calculated based on the amount of Availability on each date during such period) of not less than (A) if the Acquisition Consideration for such Acquisition Transaction is less than $10,000,000, an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (1) the Borrowing Base or (2) the Revolver Commitments, or (B) if the Acquisition Consideration for such Acquisition Transaction is equal to or greater than $10,000,000, an amount equal to or greater than seventeen and one-half percent (17.5%) of the lesser of (1) the Borrowing Base or (2) the Revolver Commitments;

(ii)    at the time of and after giving pro forma effect to such Acquisition Transaction, Borrowers shall have Availability of not less than (A) if the Acquisition Consideration for such Acquisition Transaction is less than $10,000,000, an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (1) the Borrowing Base or (2) the Revolver Commitments, or (B) if the Acquisition Consideration for such Acquisition Transaction is equal to or greater than $10,000,000, an amount equal to or greater than seventeen and one-half percent (17.5%) of the lesser of (1) the Borrowing Base or (2) the Revolver Commitments; and

(iii)    at the time of and after giving pro forma effect to such Acquisition Transaction (as if such Acquisition Transaction occurred on the first day of the twelve (12) fiscal month period that includes the most recent fiscal month for which Borrowers have delivered financial statements to Agent pursuant to Section 5.1), Borrowers shall demonstrate a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the twelve (12) fiscal month period ending on the last day of such fiscal month, provided, however, that Borrowers' satisfaction of such ratio need not be demonstrated if, at the time of and after giving pro forma effect to such Acquisition Transaction, Availability is equal to or greater than twenty-five percent (25%) of the lesser of

(A) the Borrowing Base or (B) the Revolver Commitments;

(g)    any Indebtedness incurred to any or all of the sellers in connection with any such Acquisition Transaction shall be subordinated to the prior payment and performance of the Obligations pursuant to a debt subordination agreement that is in all respects acceptable to Agent;

(h)	the Acquisition Transaction is not a Hostile Acquisition;

(i)    Borrowers shall have notified Agent in writing of the Acquisition Transaction (and provided to Agent and each Lender a complete information package with respect to the Acquisition Transaction) at least fourteen (14) days prior to the scheduled closing date of the Acquisition Transaction;

(j)    the structure of the Acquisition Transaction shall be reasonably acceptable to Agent in all material respects, including the requirement that, after giving effect to the Acquisition Transaction, all of the Equity Interests of the Acquisition Target and/or Acquisition Subsidiary, as appropriate, shall be directly or indirectly owned (legally and beneficially) by a Borrower and a Borrower shall control all Equity Interests of any such Acquisition Target or Acquisition Subsidiary; and

(k)    Agent contemporaneously with the closing of such Acquisition Transaction shall have received (i) such documents and instruments as may be necessary to grant or confirm to Agent a first priority perfected Lien on and security interest in all of the assets (including Equity Interests) of the Acquisition Target and/or Acquisition Subsidiary, as appropriate, so acquired, and (ii) if the Acquisition Target and/or Acquisition Subsidiary, as appropriate, acquired is not merged into a Borrower or an Acquisition Subsidiary that already is a "Borrower" hereunder, a joinder agreement executed by such Acquisition Target and/or Acquisition Subsidiary, as appropriate, together with such other collateral documents and opinions of counsel as may be requested by Agent, each in form and substance satisfactory to Agent.

"Permitted Acquisition Carryover Amount" means, for any fiscal year, an amount equal to $30,000,000 minus the aggregate purchase consideration paid in connection with all Permitted Acquisitions in the immediately preceding fiscal year; provided, that the calculation of "Permitted Acquisition Carryover Amount" hereunder, for any fiscal year, shall not exceed $15,000,000.

"Permitted Business Field" means the business engaged in by Borrowers on the Closing Date or a business substantially similar to the business engaged in by Borrowers on the Closing Date.

"Permitted Central American Debt" means Indebtedness incurred by the Honduras Subsidiaries and owing to Banco Ficohsa, a Honduran bank, (a) subject to a seven percent (7%) fixed interest rate, and incurred in the month of March 2011 for the purpose of refinancing certain existing Indebtedness owed by the Honduras Subsidiaries to such bank, and (b) incurred for the purpose of purchasing certain Equipment by the Honduras Subsidiaries, and (c) any refinancing of the Indebtedness referred to in clauses (a) and (b) of this definition that is on terms and conditions materially not less favorable to the Honduran Subsidiaries.

"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Dispositions" means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrowers and their Subsidiaries so long as (i) any proceeds are paid to Agent and (ii) such sales do not involve Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of in any fiscal year of Borrowers,

(b)	sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)	the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)	any involuntary loss, damage or destruction of property,

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business,

(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Administrative Borrower,

(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)	the making of Permitted Investments,

(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Borrower or any of its Subsidiaries (other than any Borrower) to a Loan Party, and (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower,

(o)    dispositions of property pursuant to the 2016 Restructuring, including the sale of Borrowers' Maiden, North Carolina Real Property and the Equipment located thereon, so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom and Agent's receipt of an updated Borrowing Base Certificate giving effect to any such disposition not less than five (5) days prior to such disposition,

(p)    Permitted Sale-Leaseback Transactions and Permitted Equipment-Leaseback Transactions, and

(p)    the disposition of assets owned by Borrowers during the term of this Agreement having a fair market value of not greater than $5,000,000, provided that, (A) no Default or Event of Default shall exist at the time of and after giving effect to such disposition, and (B) none of such assets shall have been included in the calculation of the Borrowing Base in the monthly reporting submitted to Agent pursuant to Schedule 5.1 hereof immediately prior to the consummation of the disposition of assets.

"Permitted Equipment-Leaseback Transaction" means a Sale-Leaseback Transaction with respect to Equipment acquired by Art Gun from Teeshirt pursuant to the DTG2GO Purchase Agreement and related transactions for which for which (a) the terms and conditions of Sale-Leaseback Transaction are reasonably acceptable to Agent, (b) any cash proceeds of such Sale-Leaseback Transaction are applied to the Revolving Loans, and (iii) no Default or Event of Default exists at the time of or after giving effect to such Sale-Leaseback Transaction.

"Permitted Foreign Debt" means Indebtedness incurred by a CFC, which is formed by Borrowers or their Subsidiaries in compliance with this Agreement, with respect to one or more working capital credit facilities for use in the operations of such CFC at any time after the Closing Date with respect to a credit facility in an aggregate principal amount acceptable to Agent; provided that:

(a)    such Indebtedness is not secured by any stock or assets of any Borrower or ~~Obligor~~Loan Party, and any Lien upon the assets of such CFC to secure such Indebtedness (including Inventory of such CFC) shall not extend or continue following the sale of any such assets to a Borrower, and the secured party holding any such Lien (and its successors and assigns), if required by Agent, is a party with Agent to an intercreditor agreement that is in all respects acceptable to Agent,

(b)    such Indebtedness (except in the case of the Permitted Central American Debt) matures on a date not earlier than six (6) months after the Maturity Date and includes amortization payments (if any) in any calendar year in an amount not greater than fifteen percent (15%) of the principal amount of such Indebtedness,

(c)    such Indebtedness accrues interest at a rate determined in good faith by the Board of Directors (or applicable governing authority) of such CFC to be a market rate of interest for such Indebtedness at the time of issuance thereof,

(d)    at the time of the incurrence of such Indebtedness, such Indebtedness is permitted under the Material Contracts as in effect on the date hereof without the need to obtain any waivers thereunder,

(e)	no Borrower guarantees the payment or performance of such Indebtedness, and

(f)    such Indebtedness is otherwise on terms and conditions satisfactory to Agent, acting reasonably. For the avoidance of doubt, the Permitted Central American Debt does not constitute Permitted Foreign Debt hereunder.

"Permitted Holders" means (a) with respect to each Borrower other than Delta, another Borrower, and (b) with respect to Delta, the current holders of Equity Interests of Delta or other Persons similarly situated to the current holders of Equity Interests of Delta and reasonably acceptable to Agent.

"Permitted Indebtedness" means:

(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)	endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(g)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(h)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(i)    the incurrence by any Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers' and their Subsidiaries' operations and not for speculative purposes,

(j)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

(k)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(l)	Indebtedness composing Permitted Investments,

(m)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(n)    unsecured Indebtedness of any Borrower or its Subsidiaries in respect of (1) any portion of the Initial Purchase Price not constituting the Closing Cash Purchase Price, each under (and as defined in) the DTG2GO Purchase Agreement, and (2) Earn-Outs owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent, including (i) Indebtedness of Salt Life consisting of each of (x) the Indebtedness evidenced by the Promissory Note and (y) the Contingent Consideration, each under (and as defined in) the Salt Life Purchase Agreement, provided that the Salt Life Subordination Agreement is in full force and effect, and (ii) Indebtedness of Art Gun consisting of the Earn Out Payments under (and as defined in) the DTG2GO Purchase Agreement, provided that the DTG2GO Subordination Agreement is in full force and effect,

(o)    (i) the Permitted Central American Debt plus (ii) the Permitted Foreign Debt in an aggregate outstanding principal amount not to exceed $25,000,000 at any time outstanding for all Subsidiaries of each Borrower that are CFCs,

(p)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(q)    Indebtedness of a Borrower under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments, entered into by such Borrower in the ordinary course of the businesses of such Borrower consistent with the current practices of such Borrower as of the date hereof; and

(r)    any other unsecured Indebtedness incurred by any Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $30,000,000 at any one time.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party, and (b) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party.

"Permitted Investments" means:

(a)    Investments in cash and Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) as to any of the foregoing, unless waived in writing by Agent, such Borrower shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments;

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)	guarantees permitted under the definition of Permitted Indebtedness,

(g)	Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims, provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    loans and advances to employees and officers of a Borrower or any of its Subsidiaries in the ordinary course of business for any business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k)	Permitted Acquisitions,

(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of any Borrower),

(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)    investments in the Honduras JV in an aggregate original principal amount not to exceed $6,000,000 during the term of this Agreement (which amount shall exclude, for the avoidance of doubt, any appreciation in the value of such investments),

(q)    upfront advances by a Borrower for anticipated royalties under License Agreements entered into by such Borrower in the ordinary course of business of such Borrower consistent with the current practices of such Borrower as of the date hereof,

(r)    Investments in the form of loans, capital contributions or the acquisition of Equity Interests by a Borrower in a Person that is not a Loan Party in an aggregate amount not to exceed $2,000,000, so long as (i) Agent approves in writing the form, amount, terms and conditions of any such Investment prior to the applicable Borrower's making thereof, and (ii) if required by Agent in its discretion, Borrowers shall execute and deliver such additional agreements, documents and instruments to further evidence or perfect Agent's Lien in such Investments, and

(s)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $2,500,000 during the term of the Agreement.

"Permitted Liens" means

(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)	the interests of lessors under operating leases and licensors under license agreements,

(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or

(ii) are the subject of Permitted Protests,

(h)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with worker's compensation or other unemployment insurance,

(i)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure any Borrower's and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)    licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)    Liens solely on any cash earnest money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)    Liens in the assets of the Honduras Subsidiaries to secure the Permitted Central American Debt to the extent constituting Permitted Indebtedness and Liens in the assets of others CFCs to secure Permitted Foreign Debt to the extent constituting Permitted Indebtedness; and

(s)    Liens in the trademarks of Borrowers to secure Permitted Trademark Financing Debt to the extent constituting Permitted Indebtedness.

"Permitted Protest" means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after (or such longer time as Agent shall consent to in its discretion, but in any event not to exceed three hundred sixty-five (365) days), the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $~~25,000,000~~40,000,000.

"Permitted Sale-Leaseback Transaction" means a Sale-Leaseback Transaction with respect to Real Property of a Borrower for which (a) the terms and conditions of Sale-Leaseback Transaction are reasonably acceptable to Agent, (b) any cash proceeds of such Sale-Leaseback Transaction are applied to the Revolving Loans in an amount of at least the contribution of such Real Property to clause (c) of the Borrowing Base, (c) Agent's receipt of a satisfactory updated Borrowing Base Certificate giving effect to such Sale-Leaseback Transaction, (d) Agent's receipt of a Collateral Access Agreement with respect to such Real Property containing terms and conditions reasonably satisfactory to Agent, and (e) no Default or Event of Default exists at the time of or after giving effect to such Sale-Leaseback Transaction.

"Permitted Trademark Financing Debt" means Indebtedness incurred by one or more Borrowers at any time after the Closing Date with respect to a credit facility in an aggregate principal amount acceptable to Agent; provided that:

(a)    such Indebtedness is unsecured by any stock or assets of any Borrower or ~~Obligor~~Loan Party other than certain or all of the trademarks of Borrowers,

(b)    the secured party holding any Lien securing such Indebtedness (and its successors and assigns), if required by Agent, is a party with Agent to an intercreditor agreement that is in all respects acceptable to Agent, and specifically in which Agent is given the unqualified right, vis-à-vis such secured party (and its successors and assigns), to enforce Agent's security interests and Liens with respect to and to dispose of a Borrower's Inventory with the benefit of any trademarks applicable thereto, irrespective of such Borrower's default under any financing agreements or other documents with such secured party,

(c)    any subsequent purchaser or licensor of the trademarks (from either a Borrower or any other Person), if required by Agent, is a party to an intercreditor agreement or other agreement that is in all respects acceptable to Agent, and specifically in which Agent is given the unqualified right, vis-à-vis such purchaser or licensor (and its successors and assigns), to enforce Agent's security interests and Liens with respect to and to dispose of a Borrower's Inventory with the benefit of any trademarks applicable thereto, irrespective of such Borrower's default under any agreements or other documents with such purchaser or licensor,

(d)    such Indebtedness matures on a date not earlier than six (6) months after the last day of the Credit Facility and does not include any amortization payments,

(e)    such Indebtedness accrues interest at a rate determined in good faith by the Board of Directors (or applicable governing authority) of the applicable Borrower to be a market rate of interest for such Indebtedness at the time of issuance thereof,

(f)    at the time of the incurrence of such Indebtedness, such Indebtedness is permitted under the Material Contracts as in effect on the date hereof without the need to obtain any waivers thereunder,

(g)   if such Indebtedness is to be secured by a trademark of any Borrower that was included as an Eligible ~~Trademark~~Intellectual Property on the most recent report detailing the calculation of the ~~Tranche A~~ Borrowing Base delivered prior to the incurrence of such Indebtedness, Agent shall have received an updated report that excludes such trademark from Eligible Trademarks,

(h)    at the time of and after giving pro forma effect to the incurrence of such Indebtedness, no Event of Default exists, and

(i)    such Indebtedness is otherwise on terms and conditions satisfactory to Agent, acting reasonably.

For the avoidance of doubt, any Indebtedness owing to SL Seller in respect of trademarks purchased by Salt Life from SL Seller shall not constitute Permitted Trademark Financing Debt.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.

"Post-Increase Revolver Lenders" has the meaning specified therefor in Section 2.14 of the Agreement.

"Pre-Increase Revolver Lenders" has the meaning specified therefor in Section 2.14 of the Agreement.

"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Pro Rata Share" means, as of any date of determination:

(a)    with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)    with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Administrative Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Borrower or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.16 of this Agreement.

"Qualified Equity Interest" means and refers to any Equity Interests issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Qualified Import Letter of Credit" means a Letter of Credit that (a) is issued to facilitate the purchase by a Borrower of Eligible In-Transit Inventory, (b) is in form and substance acceptable to Agent, and (c) is only drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading, governed by the laws of a state within the United States, that is consigned to Agent or one of its agents (either directly or by means of endorsements) and that was issued by the carrier respecting the subject Eligible In-Transit Inventory, or (ii) a negotiable cargo receipt, governed by the laws of a state within the United States, that is consigned to Agent or one of its agents (either directly or by means of endorsements) and that was issued by a consolidator respecting the subject Eligible In-Transit Inventory; provided, that, in the latter case, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Agent or one of its agents).

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.

"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Borrower or one of its Subsidiaries.

"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Register" has the meaning set forth in Section ~~13.1(h) of the Agreement.~~

~~"Registered Loan" has the meaning set forth in Section 13.1(h~~2.3(f) of the Agreement.

"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

"Relevant Governmental Body" means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Report" has the meaning specified therefor in Section 15.16 of the Agreement.

"Required Lenders" means, at any time, Lenders having or holding more than 66 and 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).

"Reserves" means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Equity Interests issued by Administrative Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Administrative Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Equity Interests issued by Administrative Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Administrative Borrower now or hereafter outstanding.

"Restructuring Expenses" means cash restructuring charges and expenses incurred by Borrowers in connection with strategic cost-cutting and related actions identified and undertaken in fiscal years 2016 and 2017 related to the Mexican Subsidiaries and the Honduras Subsidiaries and the 2016 Restructuring.

"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

"Revolving Lender" means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

"Revolving Loan SOFR Margin" has the meaning set forth in the definition of Applicable Margin.

"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.

"Sale-Leaseback Transaction" means any arrangement, whereby one Person shall, directly or indirectly, sell or transfer any property to another Person who shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

"Salt Life Purchase Agreement" means that certain Asset Purchase Agreement among Salt Life, SL Seller, Roger C. Combs, Sr., an individual resident of the state of Florida, Donald R. Combs, an individual resident of the state of Florida, Richard Thompson, an individual resident of the state of Florida, and Michael T. Hutto, an individual resident of the state of Florida, dated August 27, 2013.

"Salt Life Subordination Agreement" means that certain Debt Subordination Agreement dated August 27, 2013, among SL Seller, Salt Life, Delta and Agent.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Borrower or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Second Amendment Date" means March 9, 2018.

"Securities Account" means a securities account (as that term is defined in the Code). "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"~~Sixth~~Seventh Amendment Date" means ~~August 28~~June 2, ~~2020~~2022.

"~~Sixth~~Seventh Amendment Fee Letter" means that certain fee letter, dated as of the ~~Sixth~~Seventh Amendment Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Sixth Amendment Date" means August 28, 2020.

"Sixth Amendment Fee Letter" means that certain fee letter, dated as of the Sixth Amendment Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"SL Seller" means Salt Life Holdings, LLC, a Florida limited liability company.

"SOFR" ~~with respect to any day~~ means a rate equal to the secured overnight financing rate ~~published for such day~~as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York~~, as the administrator of the benchmark,~~ (or a successor administrator~~) on~~ of the ~~Federal Reserve Bank of New York~~’~~s Website~~secured overnight financing rate).

"SOFR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

"SOFR Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of "Base Rate").

"SOFR Margin" means the Revolving Loan SOFR Margin.

"SOFR Notice" means a written notice in the form of Exhibit L-1 to this Agreement.

"SOFR Option" has the meaning specified therefor in Section 2.12(a) of this Agreement.

"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"SSI" shall mean Silk Screen Ink, Ltd., an Iowa corporation d/b/a SSI Digital Print Services.

"SSI Purchase Agreement" shall mean that certain Asset Purchase Agreement among DTG2GO, SSI, and Jay A. Butterfield, an individual resident of the state of Iowa, dated the Third Amendment Date.

"SSI Subordination Agreement" shall mean that certain Debt Subordination Agreement dated the Third Amendment Date, among SSI, DTG2GO and Agent.

"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

"Subordinated Indebtedness" means any unsecured Indebtedness of any Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated "senior debt" (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or equivalent thereof) of such corporation, partnership, limited liability company, or other entity.

"Supported QFC" has the meaning specified therefor in Section 17.16 of this Agreement.

"Swap Obligation" means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.

"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.

"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Tax Indemnitee" has the meaning specified therefor in Section 16.1 of the Agreement.

"Teeshirt" means Teeshirt Ink Inc., a Florida corporation d/b/a DTG2GO.

"Term SOFR" means,

(a)     for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)     for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

"Term SOFR Adjustment" means, for any calculation, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.15%

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

"Third Amendment Date" means October 8, 2018.

"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"United States" means the United States of America.

"Unfinanced Capital Expenditures" means Capital Expenditures that are financed with the proceeds of Loans. For the avoidance of doubt, Capital Expenditures that are financed with Revolving Loans constitute Unfinanced Capital Expenditures.

"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.16 of this Agreement.

"Value" means, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or with respect to a Pension Plan liability under Section 4063 of ERISA.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of                   between          ("Assignor") and         ("Assignee"). Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor's share of the Revolving Loans assigned hereunder, as reflected on Assignor's books and records.

The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e)  agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a) of the Credit Agreement.

Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have asccrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

ACCEPTED THIS          DAY OF          , 20          :

WELLS FARGO BANK, NATIONAL

ASSOCIATION, a national banking association, as Agent

By
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers:

DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation formerly known as Junkfood Clothing Company ("Junkfood"), SALT LIFE, LLC, a Georgia limited liability company formerly known as To The Game, LLC ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company formerly known as Art Gun, LLC ("Art Gun"), and each Acquisition Subsidiary that is from time to time a Borrower under this Agreement (Delta, Soffe, Junkfood, SALT LIFE, Art Gun, and each such Acquisition Subsidiary being hereinafter collectively called "Borrowers" and individually a "Borrower")

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of May 10, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among the lenders party thereto as "Lenders", WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Sole Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), and Borrowers.

3.	Date of Assignment Agreement:

4.	Amounts:

a.	Assigned Amount of Revolver Commitment	$

b.	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

[See attached.]

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower's letterhead]

To:	Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attn: Delta Apparel Loan Administration

Re:         Compliance Certificate dated         , 20

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of May 10, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among the lenders party thereto as "Lenders" (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Sole Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation formerly known as Junkfood Clothing Company ("Junkfood"), SALT LIFE, LLC, a Georgia limited liability company formerly known as To The Game, LLC ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company formerly known as Art Gun, LLC ("Art Gun"), and each Acquisition Subsidiary that is from time to time a Borrower under this Agreement (Delta, Soffe, Junkfood, SALT LIFE, Art Gun, and each such Acquisition Subsidiary being hereinafter collectively called "Borrowers" and individually a "Borrower"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies, solely in his/her official capacity, as of the date hereof that:

1.    The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries as of the date set forth therein.

2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrowers and/or their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrowers and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.    As of the date hereof, Borrowers and their Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this          day of          , 20          .

DELTA APPAREL, INC., a Georgia corporation, as Administrative Borrower

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.	Fixed Charge Coverage Ratio.

Borrowers' and their Subsidiaries' Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12 month period ending         , 20 , is :1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7(a) of the Credit Agreement for the corresponding period.

EXHIBIT L-1

FORM OF ~~LIBOR~~SOFR NOTICE

Wells Fargo Bank, N.A., as Agent

under the below referenced Credit Agreement

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

Attn: Delta Apparel Loan Administration

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement dated as of May 10, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among the lenders party thereto as "Lenders", WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Sole Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation formerly known as Junkfood Clothing Company ("Junkfood"), SALT LIFE, LLC, a Georgia limited liability company formerly known as To The Game, LLC ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company formerly known as Art Gun, LLC ("Art Gun"), and each Acquisition Subsidiary that is from time to time a Borrower under this Agreement (Delta, Soffe, Junkfood, SALT LIFE, Art Gun, and each such Acquisition Subsidiary being hereinafter collectively called "Borrowers" and individually a "Borrower"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This ~~LIBOR~~SOFR Notice represents Borrower's request to elect the ~~LIBOR~~SOFR Option with respect to outstanding Revolving Loans in the amount of $         (the "~~LIBOR Rate~~SOFR Advance")~~[, and is a written confirmation of the telephonic notice of such election given to Agent]~~.

The ~~LIBOR Rate~~SOFR Advance will have an Interest Period of [1~~, 2,~~ ][~~or]~~ 3~~[, or 6]~~] month(s) commencing on          .

This ~~LIBOR~~SOFR Notice further confirms Borrower's acceptance, for purposes of determining the rate of interest based on ~~the LIBOR Rate~~ SOFR under the Credit Agreement, of the ~~LIBOR~~ Rate as determined pursuant to the Credit Agreement.

Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Borrowers and their Subsidiaries contained in this Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

DELTA APPAREL, INC., a Georgia corporation, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL

ASSOCIATION, a national banking

association, as Agent

By:
Name:
Title:

Schedule A-1

Agent's Account

An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 4124923723, reference Delta Apparel, Inc. and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, California ABA 121-000-248.

Schedule A-2

Authorized Persons

~~Deborah H. Merrill~~

Simone Walsh

Robert W. Humphreys

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$88,000,000.00
PNC Bank, National Association	$41,000,000.00
Regions Bank	$41,000,000.00
All Lenders	$170,000,000.00

Schedule D-1

Designated Account

Administrative Borrower~~’~~'s deposit account maintained with its Designated Account Bank with the following last four digits: 6109, or such other deposit account of Administrative Borrower (located within the United States) that has been designed as such, in writing, by Administrative Borrower to Agent.

"Designated Account Bank" means Wells Fargo Bank, N.A., whose office is located at 1100 Abernathy Road, Suite 1600, Atlanta, Georgia 30328, and whose ABA number is 121000248.

Schedule P-1

Permitted Investments

None.

Schedule P-2

Permitted Liens

Lien evidenced by UCC number 20130107406F filed November 12, 2013, with the North Carolina Secretary of State, naming M.J. Soffe Company as debtor and Nazdar Company as secured party for the period beginning on the Closing Date and ending on the sooner to occur of (a) the date that is thirty (30) days after the Closing Date (or such later date as Agent may consent to in writing) or (b) such Lien is terminated or amended in a manner satisfactory to Agent so that such Lien qualifies as a ~~“~~"Permitted Lien~~”~~" hereunder.

Lien evidenced by UCC number 007-2014-025199 filed August 26, 2014, with Barrow County, Georgia (Georgia Central Index), naming Art Gun, LLC as debtor and BB&T Equipment Finance Corporation as secured party for the period beginning on the Closing Date and ending on the sooner to occur of (a) the date that is thirty (30) days after the Closing Date (or such later date as Agent may consent to in writing) or (b) such Lien is terminated or amended in a manner satisfactory to Agent so that such Lien qualifies as a ~~“~~"Permitted Lien~~”~~" hereunder.

Schedule R-1

Real Property Collateral

All of that tract or parcel of land lying and being in the following counties and states and being more particularly described as follows:

Cumberland County, NC

PARCEL ONE:

BEING ALL OF LOT 1, CONSISTING OF 13.18 ACRES, AS SHOWN ON PLAT OF PROPERTY OF M.J. SOFFE CO., AND MIDDLE ROAD PROPERTIES, AS RECORDED IN BOOK 79, PAGE 53 CUMBERLAND COUNTY REGISTRY.

PARCEL TWO:

BEING ALL OF LOT 2, CONSISTING OF 21.75 ACRES, AS SHOWN ON A PLAT OF PROPERTY OF M.J. SOFFE CO., AND MIDDLE ROAD PROPERTIES AS RECORDED IN BOOK 79, PAGE 53 CUMBERLAND COUNTY REGISTRY.

PARCEL THREE:

BEGINNING AT AN IRON STAKE AT THE INTERSECTION OF THE EASTERN RIGHT OF WAY OF SOFFE DRIVE WITH THE SOUTHERN RIGHT OF WAY OF S.R. 1735, SAID POINT BEING SOUTH 84 DEGREES 04 MINUTES 25 SECONDS EAST 35.13 FEET FROM A P.K. NAIL AT THE INTERSECTION OF SOFFE DRIVE WITH S.R. 1735, SAID P.K. NAIL HAVING N.C. COORDINATES OF N. 477172.6432, E. 2047211.2600, SAID IRON STAKE ALSO BEING 15.3 FEET FROM THE CENTERLINE OF S.R. 1735, AND RUNNING THENCE AS THE SOUTHERN RIGHT OF WAY OF S.R. 1735, A CORD BEARING OF NORTH 75 DEGREES 13 MINUTES 37 SECONDS EAST 266.91 FEET TO A POINT IN THE CENTER OF LOCKS CREEK, SAID POINT BEING THE NORTHEAST CORNER OF THE 3.85 ACRE TRACT CONVEYED TO MIDDLE ROAD PROPERTIES, AND RECORDED IN BOOK OF DEEDS 3006, PAGE 737, CUMBERLAND COUNTY REGISTRY, AND RUNS THENCE DOWN THE CENTER OF LOCKS CREEK THE FOLLOWING COURSES AND DISTANCES, SOUTH 12 DEGREES 01 MINUTES 21 SECONDS EAST 166.99 FEET, SOUTH 21 DEGREES 21 MINUTES 49 SECONDS WEST 89.00 FEET, SOUTH 66 DEGREES 11 MINUTES 31 SECONDS WEST 96.10 FEET, SOUTH 67 DEGREES 51 MINUTES 49 SECONDS WEST 69.63 FEET, SOUTH 04 DEGREES 14 MINUTES 54 SECONDS WEST 57.80 FEET, SOUTH 35 DEGREES 52 MINUTES 27 SECONDS EAST 78.65 FEET, SOUTH 35 DEGREES 35 MINUTES 22 SECONDS EAST 73.84 FEET, SOUTH 53 DEGREES 04 MINUTES 58 SECONDS EAST 97.60 FEET, SOUTH 24 DEGREES 42 MINUTES 37 SECONDS EAST 118.57 FEET, SOUTH 56 DEGREES 09 MINUTES 25 SECONDS WEST 112.30 FEET, NORTH 82 DEGREES 53 MINUTES 37 SECONDS WEST 154.07 FEET, SOUTH 30 DEGREES 30 MINUTES 57 SECONDS WEST 50.42 FEET, SOUTH 11 DEGREES 02 MINUTES 33 SECONDS EAST 91.19 FEET, THENCE SOUTH 66 DEGREES 13 MINUTES 55 SECONDS EAST 149.33 FEET TO THE NORTHERN RIGHT OF WAY OF DUNN ROAD, ALSO KNOW AS S.R. 1838, SAID POINT BEING 40 FEET FROM THE CENTER OF DUNN ROAD, THENCE AS THE NORTHERN RIGHT OF WAY OF DUNN ROAD, SOUTH 54 DEGREES 22 MINUTES 44 SECONDS WEST 130.88 FEET TO AN IRON STAKE AT THE EAST END OF A SIGHT LINE, THENCE WITH SAID SIGHT LINE, NORTH 76 DEGREES 08 MINUTES 46 SECONDS WEST 32.89 FEET TO AN IRON STAKE IN THE EASTERN RIGHT OF WAY OF SOFFE DRIVE, THENCE AS THE EASTERN RIGHT OF WAY OF SOFFE DRIVE THE FOLLOWING COURSES AND DISTANCES, NORTH 26 DEGREES 40 MINUTES 16 SECONDS WEST 58.91 FEET, NORTH 14 DEGREES 10 MINUTES 16 SECONDS WEST 93.59 FEET, NORTH 03 DEGREES 03 MINUTES 16 SECONDS WEST 92.95 FEET, NORTH 14 DEGREES 23 MINUTES 44 SECONDS EAST 95.31 FEET, NORTH 05 DEGREES 46 MINUTES 44 SECONDS EAST 101.50 FEET, NORTH 01 DEGREES 48 MINUTES 16 SECONDS WEST 101.36 FEET, THENCE NORTH 06 DEGREES 21 MINUTES 16 SECONDS WEST 366.44 FEET TO THE POINT OF BEGINNING. CONTAINING 3.72 ACRES, AND BEING THE PROPERTY CONVEYED TO MIDDLE ROAD PROPERTIES IN APRIL OF 1984, AND RECORDED IN BOOK OF DEEDS 3006, PAGE 737, CUMBERLAND COUNTY REGISTRY.

LESS AND EXCEPT THE REAL PROPERTY DESCRIBED IN THAT CERTAIN PARTIAL RELEASE OF DEED OF TRUST RECORDED IN BOOK 7583, PAGE 88, IN THE OFFICE OF THE CUMBERLAND COUNTY REGISTER OF DEEDS.

And also:

Robeson County, North Carolina

All of that tract or parcel of land lying and being in Robeson County, North Carolina and being more particularly described as follows:

THAT CERTAIN TRACT OF LAND LYING ABOUT 1.28 MILES SOUTHWEST OF THE CENTER OF THE TOWN OF ROWLAND, N.C., ADJACENT TO AND ON THE NORTHWESTERN SIDE OF U.S. HIGHWAY 301, ADJACENT TO AND ON THE SOUTHEASTERN SIDE OF THE C.S.X. RAILROAD, ADJOINING HELENA CHEMICAL COMPANY ON THE SOUTHWEST AND OTHER LANDS OF SARA MCCORMICK PATE ON THE NORTHEAST AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS TO-WIT: BEGINNING AT AN EXISTING P.K. NAIL IN THE CENTER OF U.S. HIGHWAY 301, THE MOST EASTERN OR FOURTH (4TH) CORNER OF THAT 5.58 ACRE TRACT CONVEYED BY SARA MCCORMICK PATE TO HELENA CHEMICAL COMPANY BY DEED DATED SEPTEMBER 14, 1989, RECORDED IN DEED BOOK 688 AT PAGE 719 IN THE OFFICE OF THE REGISTER OF DEEDS OF ROBESON COUNTY AND RUNNING THENCE NORTH 61 DEG. 37 MIN. 45 SEC. WEST PASSING THROUGH AN EXISTING 1/2 INCH IRON PIPE AT 30.00 FT. AND CONTINUING AND PASSING THROUGH AN EXISTING 1/2 INCH IRON PIPE AT 344.37 FEET AND CONTINUING A TOTAL DISTANCE OF 409.37 FT. TO A STAKE IN THE CENTER OF THE C.S.X. RAILROAD; THENCE AS THE CENTER OF SAID RAILROAD, NORTH 28 DEG. 23 MIN. 15 SEC. EAST 692.81 FT. TO A STAKE; THENCE SOUTH 61 DEG. 37 MIN. 45 SEC. EAST PASSING THROUGH A NEW 1/2 INCH IRON PIPE AT 65.00 FT. AND CONTINUING AND PASSING THROUGH A NEW 1/2 INCH IRON PIPE AT 379.23 FT. AND CONTINUING A TOTAL DISTANCE OF 409.23 FT. TO A NEW P.K. NAIL IN THE CENTER OF U.S. HIGHWAY 301; THENCE ALONG THE CENTER OF SAID HIGHWAY, SOUTH 28 DEG. 22 MIN. 15 SEC. WEST 692.81 FT. TO THE BEGINNING CONTAINING 6.51 ACRES MORE OR LESS INCLUDING ANY RIGHTS OF WAY NOW OWNED BY THE NORTH CAROLINA DEPARTMENT OF TRANSPORTATION ON U.S. HIGHWAY 301 AND ANY RIGHTS OR WAY NOW OWNED BY C.S.X. RAILROAD ACROSS THE ABOVE DESCRIBED TRACT AND CONTAINING 5.0 ACRES EXCLUDING SAID RIGHTS OF WAY. BEARINGS OF THE ABOVE TRACT ARE BASED ON N.C. GRID.

And, also:

Catawba County, North Carolina

TRACT I:

BEGINNING AT A PK NAIL AT THE SOUTHWEST CORNER OF THE INTERSECTION OF SOUTH MAIN AVENUE AND WEST PINE STREET AND RUNNING THENCE WITH WEST EDGE OF SOUTH MAIN A CURVE OF RADIUS 956.51 FEET, CURVE LENGTH 194.16 FEET TO A POINT; THENCE CONTINUING WITH WEST EDGE OF SOUTH MAIN AVENUE SOUTH 19 DEG. 24~~’~~' 10" WEST 519.32 FEET TO A POINT ON THE CENTER LINE OF A CULVERT IN SHADY BRANCH; THENCE FOUR LINES IN CENTER OF SHELBY BRANCH AS FOLLOWS: (1) NORTH 83 DEG. 45~~’~~' 43" WEST 50.00 FEET; (2) SOUTH 67 DEG. 21~~’~~' 24" WEST 35.76 FEET; (3) SOUTH 89 DEG. 26~~’~~' 10" WEST 42.81 FEET; (4) NORTH 52 DEG. 24~~’~~' 30" WEST 50.64 FEET TO A POINT AT THE MOUTH OF A CULVERT PASSING UNDER THE C&NW RAILROAD; THENCE NORTH 72 DEG. 40~~’~~' 47" WEST 47.06 FEET TO A POINT IN THE CENTER LINE OF THE C&NW RAILROAD; THENCE NORTH 72 DEG. 40~~’~~' 47" WEST 48.40 FEET TO A POINT AT THE END OF CULVERT IN SHADY BRANCH; THENCE SEVEN LINES WITH THE CENTER OF SHADY BRANCH AS FOLLOWS: (1) NORTH 80 DEG. 49~~’~~' 39" WEST 108.31 FEET; (2) NORTH 75 DEG. 27~~’~~' 05" WEST 92.12 FEET; (3) NORTH 88 DEG. 40~~’~~' 23 WEST 302.06 FEET; (4) SOUTH 79 DEG. 26~~’~~' 36" WEST 86.68 FEET; (5) SOUTH 83 DEG. 53~~’~~' 27" WEST 118.52 FEET; (6) SOUTH 80 DEG. 00~~’~~' 58" WEST 130.95 FEET; (7) SOUTH 70 DEG. 19~~’~~' 43" WEST 41.90 FEET; THENCE WITH THE TOWN OF MAIDEN~~’~~'S LINE NORTH 12 DEG. 44~~’~~' 28" EAST 100.00 FEET TO AN IRON; THENCE NORTH 79 DEG. 46~~’~~' 38" WEST 15.00 FEET TO AN IRON IN THE CENTER OF THE END OF THE FORMER SOUTH "C" STREET; THENCE WITH THE CENTER OF THE FORMER SOUTH "C" STREET THREE LINES AS FOLLOWS: (1) WITH THE TOWN OF MAIDEN LINE NORTH 12 DEG. 44~~’~~' 28" EAST 255.00 FEET TO AN IRON, CORNER OF TOWN OF MAIDEN CEMETERY; (2) WITH THE CEMETERY LINE NORTH 12 DEG. 44~~’~~' 28" EAST 339.74 FEET TO AN IRON ON THE NORTH EDGE OF THE FORMER POTTS STREET; (3) NORTH 9 DEG. 44~~’~~' 28" EAST 500.00 FEET TO AN IRON AT THE SOUTH EDGE OF WEST PINE STREET; THENCE FOUR LINES WITH SOUTH EDGE OF WEST PINE STREET AS FOLLOWS: (1) SOUTH 79 DEG. 46~~’~~' 38" EAST 15.00 FEET; (2) SOUTH 69 DEG. 48~~’~~' 45" EAST 600.00 FEET TO AN IRON; (3) SOUTH 69 DEG. 48~~’~~' 45" EAST 25.31 FEET TO AN IRON; (4) SOUTH 59 DEG. 57~~’~~' 23" EAST 350.00 FEET TO AN IRON AT THE INTERSECTION OF CAROLINA AVENUE, FORMERLY RAILROAD STREET; THENCE SOUTH 29 DEG. 56~~’~~' 25" WEST 317.50 FEET TO A POINT; THENCE SOUTH 57 DEG. 25~~’~~' 42" EAST 34.64 FEET TO A PK NAIL; THENCE SOUTH 73 DEG. 40~~’~~' 48" EAST 72.56 FEET TO AN IRON IN THE CENTER LINE OF C&NW RAILROAD; THENCE WITH THE CENTERLINE OF C&NW RAILROAD NORTH 18 DEG. 15~~’~~' 18" EAST 45.70 FEET TO A POINT; THENCE CONTINUING WITH THE CENTER LINE OF C&NW RAILROAD A CURVE WITH RADIUS 2034.91 FEET, CURVE LENGTH 263.11 FEET TO A PK NAIL SET IN A CROSSTIE AT THE SOUTHERN EDGE OF WEST PINE STREET; THENCE WITH THE EDGE OF WEST PINE STREET SOUTH 59 DEG. 08~~’~~' 00" EAST 233.85 FEET TO THE BEGINNING, CONTAINING 24.5864 ACRES, MORE OR LESS.

TRACT II:

BEGINNING AT AN IRON, CORNER OF JACK WILSON, ON WESTERN EDGE OF CAROLINA AVENUE, FORMERLY RAILROAD STREET, SAID IRON BEING LOCATED NORTH 29 DEG. 56~~’~~' 25" EAST 142.50 FEET FROM THE NORTHWEST CORNER OF INTERSECTION OF CAROLINA AVENUE AND WEST PINE STREET AND RUNNING THENCE WITH WILSON~~’~~'S LINE NORTH 59 DEG. 57~~’~~' 24" WEST 79.04 FEET TO AN IRON, WILSON’'S CORNER; THENCE WITH ANOTHER OF WILSON~~’~~'S LINES SOUTH 28 DEG. 13~~’~~' 04" WEST 142.50 FEET TO AN IRON ON THE NORTHERN EDGE OF WEST PINE STREET; THENCE WITH THE EDGE OF WEST PINE STREET NORTH 59 DEG. 57~~’~~' 23" WEST 140.00 FEET TO AN IRON, THE CORNER OF FOREST CANIPE; THENCE NORTH 28 DEG. 13~~’~~' 04" EAST 142.50 FEET TO AN IRON CANIPE~~’~~'S CORNER; THENCE WITH CANIPE~~’~~'S OTHER LINE NORTH 59 DEG. 57~~’~~' 23" WEST 184.50 FEET TO AN IRON ON THE EASTERN EDGE OF SOUTH "B" STREET; THENCE WITH THE EDGE OF SOUTH "B" STREET NORTH 10 DEG. 59~~’~~' 21" EAST 112.00 FEET TO AN IRON, THE CORNER OF WINNIE BIGGERSTAFF; THENCE THREE LINES WITH BIGGERSTAFF AS FOLLOWS: (1) SOUTH 62 DEG. 04~~’~~' 03" EAST 121.78 FEET TO AN IRON; (2)NORTH 22 DEG. 08~~’~~' 23" EAST 84.95 FEET TO AN IRON; (3) SOUTH 64 DEG. 07’' 19"EAST 102.04 FEET TO AN IRON ON THE LINE OF ROBERT KEENER; THENCE SOUTH 29 DEG. 53’' 12" WEST 29.89 FEET TO AN IRON KEENER~~’~~'S CORNER; THENCE WITH KEENER~~’~~'S LINE SOUTH 64 DEG. 03~~’~~' 42" EAST 228.48 FEET TO AN IRON ON THE WESTERN EDGE OF CAROLINA AVENUE; THENCE WITH EDGE OF CAROLINA AVENUE SOUTH 29 DEG. 56~~’~~' 25" WEST 188.36 FEET TO THE BEGINNING, CONTAINING 2.0813 ACRES, MORE OR LESS.

TRACT III:

BEGINNING AT A POINT IN THE CENTERLINE OF THE C&NW RAILROAD ON THE NORTHERN EDGE OF WEST PINE STREET, SAID POINT BEING LOCATED 30.05 FEET FROM A PK NAIL SET IN A CROSSTIE ON SOUTHERN EDGE OF WEST PINE STREET AND RUNNING THENCE WITH CENTERLINE OF C&NW RAILROAD A CURVE WITH RADIUS 2034.91 FEET, CURVE LENGTH 105.53 FEET TO A POINT; THENCE CONTINUING WITH THE CENTER LINE OF C&NW RAILROAD NORTH 29 DEG. 28~~’~~' 50" EAST 153.48 FEET TO A POINT IN THE CENTER OF AN UNOPEN STREET FORMERLY ELEVEN & ONE HALF STREET; THENCE WITH THE FORMER ELEVEN & ONE HALF STREET SOUTH 58 DEG. 06~~’~~' 45" EAST 49.07 FEET TO AN IRON THE CORNER OF SIGMON AND COFIELD; THENCE WITH SIGMON AND COFIELD~~’~~'S LINE SOUTH 31 DEG. 24~~’~~' 27" WEST 257.96 FEET TO AN IRON ON THE NORTHERN EDGE OF WEST PINE STREET; THENCE WITH THE EDGE OF WEST PINE STREET NORTH 59 DEG. 08~~’~~' 00" WEST 37.63 FEET TO THE BEGINNING, CONTAINING 0.2630 ACRE, MORE OR LESS.

THE ABOVE-DESCRIBED TRACTS 1, 2, AND 3 ARE AS SHOWN ON A MAP PREPARED BY MEL G. THOMPSON, REGISTERED LAND SURVEYOR, ENTITLED BOUNDARY SURVEY OF MAIDEN KNITTING MILLS, INC. AND DATED AUGUST 20, 1985. THE ABOVE-DESCRIBED TRACTS 1, 2, AND 3 ALSO INCLUDE GRANTOR~~’~~'S RIGHTS IN AND TO UN-OPENED OR ABANDONED STREETS AND PUBLIC RIGHTS-OF-WAY ADJOINING OR PASSING THROUGH SUCH PROPERTY.

TRACT IV:

LYING AND BEING IN NEWTON TOWNSHIP, CATAWBA COUNTY, NORTH CAROLINA, EAST OF THE TOWN OF MAIDEN AT THE END OF PINE DRIVE BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT AN IRON CORNER OF LATTIMORE AND RUNNING THENCE SOUTH 3 DEG. 40~~’~~' EAST 1487.34 FEET TO AN IRON; THENCE SOUTH 72 DEG. 16~~’~~' EAST 460.07 FEET TO AN IRON AT THE EDGE OF THE DUKE POWER COMPANY RIGHT-OF-WAY; THENCE WITH THE POWER LINE RIGHT-OF-WAY NORTH 17 DEG. 33~~’~~' 50" EAST 1100.00 FEET TO AN IRON IN SHADY BRANCH, A CORNER OF JOHN PROPST; THENCE WITH SHADY BRANCH AND THE LINES OF JOHN PROPST FOUR LINES AS FOLLOWS: (1) NORTH 85 DEG. 30~~’~~' 30" WEST 262.39 FEET; (2) NORTH 59 DEG. 21~~’~~' 40" WEST 290.00 FEET; (3) NORTH 11 DEG. 21~~’~~' 40" WEST 200.00 FEET; (4) NORTH 40 DEG. 21~~’~~' 40" WEST 200.00 FEET TO A CORNER OF PROPST IN LATTIMORE~~’~~'S LINE; THENCE NORTH 72 DEG. 21~~’~~' 40" WEST 195.00 FEET TO THE BEGINNING, CONTAINING 18.7 ACRES, MORE OR LESS. THE ABOVE DESCRIPTION TAKEN FROM A MAP BY ZACKIE L. MOORE, REGISTERED LAND SURVEYOR, ENTITLED MAIDEN KNITTING MILLS, INC. PROPOSED SLUDGE LANDFILL SITE, SAID MAP DATED JULY 18, 1980 AND BEING THE SAME PROPERTY AS DEEDED TO MAIDEN KNITTING MILLS, INC. FROM JOE L. STAMEY AND WIFE AS RECORDED IN DEED BOOK 1250, PAGE 892, CATAWBA COUNTY REGISTRY.

And also:

Anderson County, Tennessee

SITUATED in the First (1st) Civil District of Anderson County, Tennessee, within the Town of Clinton, Tennessee, and being a tract of property located on the east side of Yarnell Industrial Parkway and being more particularly bounded and described as follows:

BEGINNING at an iron spike set in the centerline of Yarnell Industrial Parkway; thence with said centerline the following three calls and distances: North 15 deg. 48 min. 00 sec. East, 470.00 feet to an iron spike set; North 15 deg. 52 min. 00 sec. East, 452.00 feet to an iron spike set; North 16 deg. 29 min. 00 sec. East, 20.50 feet to an iron spike set, common corner to Becrom of America; thence leaving the centerline of Yarnell Industrial Parkway and along the common line of Becrom of America the following two calls and distances: South 74 deg. 16 min. 00 sec. East, 586.00 feet to an iron rod set; South 85 deg. 04 min. 50 sec. East, 1024.88 feet to a point; thence South 46 deg. 03 min. 36 sec. East, 1035.47 feet to a point in the line of property of Food Lion, Inc.; thence along the common line with Food Lion, Inc. the following two calls and distances: North 86 deg. 00 min. 00 sec. West, 302.27 feet to an angle iron found (TVA Marker 16-131); North 86 deg. 00 min. 00 sec. West, 699.73 feet to an angle iron found (TVA Marker 16-130); thence South 83 deg. 24 min. 00 sec. West, 97.99 feet to an iron spike set marking the point of BEGINNING, as shown by survey of Gary C. Clark, Surveyor, RLS No. 1329, dated October 11, 2004, last revised October 20, 2004, bearing File No. 31627-00.

TOGETHER with the right and easement to drain storm water runoff from the property described herein and across adjacent property of Sprague Electric Company into the existing open drainage ditch, as shown on survey described herein, it being expressly understood and agreed that the rights hereby granted shall not be increased by any additional runoff caused by further improvements made to the property herein conveyed and shall be terminated when, and if, adequate public storm sewer facilities are made available.

TOGETHER WITH a 25 ft. wide easement for sanitary sewer purposes, described as follows:

All that strip or parcel of land, 25 feet wide, Beginning at a point at the Northeasterly corner of the parcel of land containing 25.27 acres, hereinabove described, said point being located the following two courses and distances from a point in the title line within the lines of Yarnell Industrial Parkway (South 74 deg. 16 min. East, 586 feet; and (b) South 85 deg. 04 min. 50 sec. East, 1023.84 feet; extending from said Beginning point the following four courses and distances: (1) North 46 deg. 01 min. East, along the southeasterly line of land of Sprague Electric Company, 814.21 feet to a point in the line of Melton Hill Lake; thence (2) North 48 deg. 08 min. West, along the bank of said Lake, 25.07 feet to a point distant 25 feet Northwestwardly, at right angles from course number one (1) herein; thence (3) South 46 deg. 01 min. West, through land of said Sprague Electric Company, 834.20 feet to a point in a Northerly line of the 25.27 acres hereinabove described; thence (4) South 85 deg. 04 min. 50 sec. East. along said Northerly line, 33.17 feet to the first mentioned point and place of Beginning, containing 19,605.25 square feet, more or less, or 0.45 of an acre, more or less.

BEING the same property conveyed to Delta Apparel, Inc., a Georgia corporation, by Warranty Deed dated as of October 8, 2004, from Greenfield Land Company, L.L.C., a Michigan limited liability company successor-in-interest to Greenfield Land Company, a Michigan co-partnership, filed for record November 2, 2004 at 9:45, A.M. in Book 1377, page 1508, in the Anderson County Register's Office.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)    the Closing Date shall occur on or before May 26, 2016;

(b)    Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(c)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)	a completed Borrowing Base Certificate as of April 2, 2016;

(ii)	the Control Agreements,

(iii)	the Controlled Account Agreements (as defined in the Guaranty and Security Agreement),

(iv)	the Copyright Security Agreement,

(v)	the Fee Letter,

(vi)	the Flow of Funds Agreement,

(vii)	the Guaranty and Security Agreement,

(viii)	the Mortgages,

(ix)	the Patent Security Agreement,

(x)	the Trademark Security Agreement,

(d)    Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(e)    Agent shall have received copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(f)    Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g)    Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h)    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(i)    Agent shall have received Collateral Access Agreements with respect to such locations as Agent may require in its discretion;

(j)    Agent shall have received an opinion of the Loan Parties' counsel in form and substance satisfactory to Agent;

(k)    Borrower shall have not less than $10,000,000 of Availability after giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under the Agreement or the other Loan Documents;

(l)    Agent shall have completed its business, legal, and collateral due diligence;

(m)    Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management and key principals, the results of which shall be satisfactory to Agent;

(n)    Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(o)    Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(p)    Agent shall have received (i) appraisals of the Real Property Collateral satisfactory to Agent, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Agent;

(q)   Agent shall have received appraisals of the Eligible Equipment satisfactory to Agent;

(r)    Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(s)    all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 4.1(b)

Capitalization of Borrowers

1.           Delta Apparel, Inc. – Delta is a publicly traded corporation (NYSE MKT: DLA). Persons who, to Delta~~’~~'s knowledge, beneficially own more than 5% of its issued and outstanding stock are identified in Delta~~’~~'s proxy statement filed on December 29, 2015, within the section entitled ~~“~~"Stock Ownership of Management and Principal Shareholders~~”~~". From time to time, Persons may acquire beneficial ownership of more than 5% of Delta’'s outstanding stock and such persons are required to make filings with the United States Securities and Exchange Commission to disclose such ownership of Delta~~’~~'s stock.

2.	Salt Life, LLC – 100% of membership interests owned by Delta Apparel, Inc.

3.	M.J. Soffe, LLC - 100% of membership interests owned by Delta Apparel, Inc.

4.	DTG2GO, LLC - 100% of membership interests owned by Delta Apparel, Inc.

5.	Culver City Clothing Company – 100% of common stock owned by Delta Apparel, Inc.

Schedule 4.1(c)

Capitalization of Borrowers' Subsidiaries

1.	Atled Holding Co. Honduras, S. de R.L. – 99% ownership interest held by Delta Apparel, Inc. and 1% ownership interest held by Robert W. Humphreys

2.

La Paz Honduras S. de R.L. –    79.20% ownership interest held by Atled Holding Co. Honduras, S. de R.L., 19.80% ownership interest held by Delta Apparel, Inc., and 1% ownership interest held by Robert W. Humphreys

3.

Ceiba Textiles, S. de R.L. – 79.84% ownership interest held by Atled Holding Co. Honduras, S. de R.L., 19.96% ownership interest held by Delta Apparel, Inc., and .2% ownership interest held by Robert W. Humphreys

4.	Delta Apparel Honduras, S.A. – 1476 shares held by Atled Holding Co. Honduras, S. de R.L., 1023 shares held by Delta Apparel, Inc., and 1 share held by Robert W. Humphreys

5.	Delta Cortes, S.A. – 1999.20 shares held by Atled Holding Co. Honduras, S. de R.L., 499.80 shares held by Delta Apparel, Inc., and 1 share held by Robert W. Humphreys

6.	Textiles La Paz, LLC – 100% ownership interest held by La Paz Honduras S. de R.L.

7.	Delta Campeche, S. de C.V. – 99% ownership interest held by Delta Apparel, Inc.

8.	Campeche Sportswear, S. de C.V. – 99% ownership interest held by Delta Apparel, Inc.

Green Valley S. de R.L. – 15% ownership held by Delta Apparel Honduras, S.A.

Schedule 4.1(d)

Subscriptions, Options, Warrants, Calls

Outstanding stock options granted to employees pursuant to the Company~~’~~'s employee equity programs and plans

Schedule 4.6

Litigation

None.

Schedule 4.10

ERISA

Plan	Plan Administrator	General Description
Preferred Blue Plan of Benefits	BlueCross BlueShield of SC	Medical
~~Anthem Premier PPO and Anthem T-Value HMO~~	~~Anthem Blue Cross~~	~~Medical~~
DLA Group Dental Plan	Hewitt Coleman & Associates	Dental
Group Vision Insurance Plan	EyeMed – Combined Insurance Company of America	Vision
DLA Cafeteria Plan	Hewitt Coleman & Associates	Flexible Spending Accounts
Group Life and AD&D Plan	Lincoln Financial	Life and AD&D Insurance
Group Weekly Disability Plan	Lincoln Financial	Short-Term Disability
Group Long-Term Disability Plan	Lincoln Financial	Long-Term Disability
DLA Savings & Investment Plan	~~Swerdlin & Company~~FuturePlan by Ascensus	401(k)
DLA Travel Insurance Plan	MedJet Assist	Select Employee Travel Insur
Group Travel/Accident Plan	Reliance Standard Life Insurance Co.	Group Travel Insurance
Dependent College Scholarship Plan	Center for Scholarship Administration	$1,000 Scholarship Opportuni Dependents
Life Insurance Plan	Boston Mutual Life Insurance Company	Life Insurance
Disability Insurance Plan	AFLAC	Optional Disability Insurance
Disability Insurance Plan	Guardian Life Insurance Co. of America	Optional Executive Long-Ter Disability Insurance
Harvey Retirement Plan	Delta Apparel, Inc.	Non-Funded Holdover Retire Plan (2 eligible employees remaining)
Retiree Life Insurance Plan	Lincoln Financial	Grandfathered Retiree Life Insurance Plan

Schedule 4.11

Environmental Matters

1.	Matters identified in the following environmental reports and documentation:

•	May 2011 Phase I Environmental Assessment for M.J. Soffe Facility, Fayetteville, NC by ERM

•	September 30, 2003 Phase I Environmental Assessment for M.J. Soffe Facility, Fayetteville, NC by Soil & Environmental Consultants, PA

•	May 2011 Phase Environmental Assessment for Delta Apparel Warehouse/Office Facility, Clinton, TN by ERM

•	September 2004 Phase I Environmental Site Assessment for Delta Apparel Warehouse/Office Facility, Clinton, TN by Orion Environmental Solutions

•	May 2002 Environmental Site Assessment for Delta Apparel Warehouse/Office Facility, Clinton, TN by Holton Environmental Associates

•	May 2002 Phase II Environmental Site Assessment for Delta Apparel Warehouse/Office Facility, Clinton, TN by Arcadis

•

February 7, 2013, Notice of Violation from the NCDENR regarding a violation of the effluent limitations contained in the permit issued for the Company~~’~~'s wastewater treatment facility at its Maiden, North Carolina facility (NPDES Permit NC0006190).

•

March 20, 2015, Notice of Violation and Notice of Recommendation for Enforcement from the NCDENR regarding a violation of the BOD parameters contained in the permit issued for the Company~~’~~'s wastewater treatment facility at its Maiden, North Carolina facility (NPDES Permit NC0006190).

•	December 18, 2012, UST-12 Report for M.J. Soffe, LLC by Environmental Hydrogeological Consultants, Inc.

•

October 11, 2012, Eligibility Application for NCDENR Petroleum UST Cleanup Funds submitted by Delta Apparel, Inc. to the NCDENR~~’~~'s Division of Waste Management and related documentation regarding the removal of UST~~’~~'s at the Maiden, North Carolina facility

•	Reporting filed by Delta Apparel, Inc. with the Securities and Exchange Commission

2.

Delta has been identified as a potentially responsible party ("PRP") at two sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S .C. 9601, et seq. and related state laws:

• The Horton Sales Development Corporation Site ("Horton") is located at 1870 Piedmont Highway, in Piedmont, Greenville County, South Carolina. Horton operated a container recycling business from approximately August 28, 1995 until 2006. The process operations contaminated the property and the surrounding areas with hazardous substances. The South Carolina Department of Health and Environmental Control ("DHEC") responded to the contamination and is seeking Horton Site. In any event, Delta estimates that its potential liability associated with Horton is less than $10,000.00.

• The Alternate Energy Resources ("AER") site is located at 2736 Walden Drive in Augusta, Richmond County, Georgia and is a former hazardous waste storage and treatment facility which operated from 1975 to 2000. While operational, AER conducted the following activities: (1) processed fuels from waste oils; (2) treated industrial coolants and oil/water emulsions; (3) recycled solvents; and (4) blended hazardous waste fuels. The United States Environmental Protection Agency ("EPA") and the Georgia Department of Natural Resources ("DNR") responded to releases on the property associated with AER's operations. Delta has been identified as a PRP and offered a settlement by EPA as a "de minimis" party. DNR has agreed to participate in the settlement so its past costs have been included in the settlement offer. EPA has offered Delta a settlement amount of $3,321.23. Delta's portion of DNR's costs is $102.86 making the total settlement offer $3,424.09. Delta intends to settle these claims for the stated amount.

Schedule 4.14

Permitted Indebtedness

Payments to IMG Worldwide, Inc. in connection with the acquisition of the Salt Life business. As of January 2, 2016, there were 2 quarterly installments of $195 thousand remaining. See Note E – Salt Life Acquisition to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016.

Schedule 4.23

Location of Collateral

Delta:         ~~322 South Main Street, Greenville, SC 29601~~          2750 Premiere Parkway, Suite 100, Duluth, GA 30097

Soffe:         ~~322 South Main Street, Greenville, SC 29601~~          2750 Premiere Parkway, Suite 100, Duluth, GA 30097

~~Junkfood:         322 South Main Street, Greenville, SC 29601~~

Culver City Clothing Company:         2750 Premiere Parkway, Suite 100, Duluth, GA 30097

Salt Life:         ~~322 South Main Street, Greenville, SC 29601~~          2750 Premiere Parkway, Suite 100, Duluth, GA 30097

~~Art Gun:         322 South Main Street, Greenville, SC 29601~~

DTG2Go:         2750 Premiere Parkway, Suite 100, Duluth, GA 30097

Location of Books and Records:

In addition to their Chief Executive Offices, the Companies have books and records in the following locations:

Delta:

(1) ~~2750 Premiere Parkway, Suite 100, Duluth, GA 30097.~~

(2) ~~Maiden Plant, P.O. Box 37, 100 West Pine Street, Maiden, NC 28650 - maintains payroll records related to the plant and its operations.~~

~~(3~~201 W. McBee Avenue, Suite 320, Greenville, SC 29601.

(2) 4735 Corporate Drive, Suite 100, Concord, NC 28025 – maintains sales, accounts receivable, inventory, and payroll records related to FunTees division.

(~~4~~3) ~~Payroll records~~Records are also kept at Delta~~’~~'s distribution centers in ~~Cranberry~~Cranbury, New Jersey, ~~Santa Fe Springs, California,~~ Clinton, Tennessee, Fayetteville, North Carolina, Hebron, Ohio, Lewisville, Texas, Phoenix, Arizona, and ~~Miramar~~Hialeah, Florida.

Soffe:

(1)    One Soffe Drive, Fayetteville, NC 28312

(2) ~~Payroll records are also kept at Soffe~~’~~s distribution center in Santa Fe Springs, California.~~

~~Junkfood:~~

~~5770 W. Jefferson Blvd, Los Angeles, California 90016~~201 W. McBee Avenue, Greenville, SC 29601

(3) 13750 Hwy. 301 South, Rowland, NC 28484

         Culver City Clothing Company:

201 W. McBee Ave, Suite 320, Greenville, SC 29601

Salt Life:

~~24 12~~(1) 1147 6th ~~Street~~Avenue, Columbus, Georgia 31901

(2) One Soffe Drive, Fayetteville, NC 28312

(3) 719 Dunn Road, Fayetteville, NC 28312

~~Art Gun:~~

~~16085 NW 52 Ave, Miami Lakes, Florida 33014~~

(4) 201 W. McBee Avenue, Greenville, SC 29601

         DTG2Go:

(1) 5821 East 10th Avenue, Hialeah, FL 33013

(2) 3631 131st Avenue North, Clearwater, FL 33762

(3) 2900 S. Valley Parkway, Suite 300, Lewisville, TX

(4) 7775 West Buckeye Road, Phoenix, AZ 85043

(5) 6001 Reliance Drive, La Vergne, TN 37086

(6) 1628 North Lake Avenue, Storm Lake, IA 50588

(7) One Soffe Drive, Fayetteville, NC 28312

(8) 201 W. McBee Avenue, Greenville, SC 29601

(9) 5 Santa Fe Way, Cranbury, NJ 08512

Other places of business and other location of Collateral are as follows:

Delta:

Distribution Center

370 J. D. Yarnell Industrial Parkway

Clinton, TN 37716

Distribution Center

~~Branbury~~Cranbury Business Park, Building #5

5 Santa Fe Way

Cranbury, NJ 08512

Distribution Center

~~13220 Orden Drive~~

~~Santa Fe Springs, CA 90670~~

5821 East 10th Avenue

Hialeah, FL 33013

Distribution Center

~~11500 Miramar~~2900 S. Valley Parkway, Suite ~~100~~300

~~Miramar, FL 33025~~

Lewisville, TX 75067

Distribution Center

102 Reliance Dr.

Hebron, OH 43025

Distribution Center

7775 West Buckeye Road

Phoenix, AZ 85043

Distribution Center

One Soffe Drive

Fayetteville, NC 28312

Sales Office

530 Seventh Avenue Suite #1106

New York, NY 10018

Corporate

2750 Premiere Parkway, Suite 100

Duluth, GA 30097

~~Textile Plant~~

~~100 West Pine Street~~

~~Maiden, NC 28650~~

Offices

~~322 and 324 S. Main~~

201 W. McBee Avenue, Suite 320

Greenville, SC 29601

Headquarters (FunTees)

4735 Corporate Dr., Suite 100

Concord, NC 28026

Distribution Center (3PL)

~~Daryl Flood Logistics, Inc.~~

~~450 Airline~~

110 Manhattan Drive

~~Coppell, TX 75019~~

Andalusia, AL 36420

Contractor

Alandale Knitting LLC

8065 North Point Blvd.

Winston Salem, NC 27106

~~Contractor~~

~~Spartan~~

~~217 Sterling St.~~

~~Belmont, NC 28012~~

Contractor

Luray Knits

300 Luray Road, North

Wilkesboro, NC 28659

Contractor

~~Omega~~

~~215 S. Mountain St.~~

~~Smithville, TN 37166~~

Clover Knits

1075 Jackson Heights Road

Clover, SC 29710

Contractor

~~Creative Eye-CEAA~~

~~155 Main~~

~~Paducah, KY 62033~~

CCW

14 Commerce Drive

Gaffney, SC 29340

Contractor

Craig Industries

213 W Pearl Street

Lamar, SC 29069

Soffe:

~~Distribution Center~~

~~13220 Orden Drive~~

~~Santa Fe Springs, CA 90670~~

Corp/Dist/Embellish

One Soffe Drive

~~Fayetteville, NC 28312~~

~~Distribution and Outlet Store~~

~~1030 Ft. Worth~~

Fayetteville, NC 28312

Maintenance Shop

713 Dunn Road

Fayetteville, NC 28312

Sewing

13750 Hwy. 301 South

Rowland, NC 28484

~~Distribution~~

~~3503 Mississippi St.~~

~~Great Lake, IL 60088~~

~~Outlet Store off I-95~~

~~49 JR Road~~

~~Queens Square Shopping Center~~

~~Selma, NC 27576~~

~~Equipment~~

~~115 E. Third Street~~

~~Wendell, NC 27591~~

~~Junkfood:~~

~~Distribution Center~~

~~13220 Orden Drive~~

~~Santa Fe Springs, CA 90670~~

~~Offices/Distribution~~

~~5770 W. Jefferson Blvd.~~

~~Los Angeles, CA 90016~~

~~Sales Office~~

~~525 7~~th ~~Avenue~~

~~New York, NY 10018~~

Retail

2800 NC 24-82, Unit 1

Cameron, NC 28326

Retail

~~1103 Abbot Kinney~~1250 Western Blvd., Suite

~~Venice, CA~~

~~Contractor~~

~~2937 E. Maria Street~~

~~E. Rancho Domingue, CA 90221~~

~~Contractor~~

~~Garment Group~~

~~9009-9013 NW 105 Way~~

~~Miami, FL 33178~~

~~Contractor~~

~~DLS Design~~

~~6332 S. Alameda St.~~

~~Huntington Park, CA 90255~~

~~Contractor~~

~~Melmarc~~

~~4040 W. Carriage Drive~~

~~Santa Ana, CA 92704~~

~~Contractor~~

~~Rebeccas~~

~~4611 E. 48~~th ~~St.~~

~~Vernon, CA 90058~~

Jacksonville, NC 28546

Culver City Clothing Company:

Office

201 W. McBee Avenue, Suite 320

Greenville, SC 29601

Salt Life:

Office

~~24 12~~th ~~Street~~

1147 6th Avenue Columbus, GA 31901

Retail

~~3707 A 2nd Avenue~~

1104 Broadway

Columbus, GA 31904

Retail

157 and 159 Avenida Del Mar

San Clemente, CA

Retail

240 S. Third Street

Jacksonville Beach, FL 32250

Retail

1100 Cornerstone Blvd., Suite 910

Daytona, FL 32117

Retail

Silver Sands Premium Outlets

10562 Emerald Coast Pkwy., West,

Miramar Beach, FL 32550

Retail

Miromar Outlets

10801 Corkscrew Road, Suite 164

Estero FL 33928

Retail

2601 S. McKenzie St., Suite 448

Foley, AL 36535

Retail

713A East Las Olas Blvd.

Ft. Lauderdale, FL 33301

Retail

1414 Fording Island Road, Suite 275

Blufton, SC 29910

Retail

207 Main Street

Huntington Beach, CA 29648

Retail

404 Duval Street

Key West, FL 33040

Retail

10835 Kings Road, Suite 720

Myrtle Beach, SC 29572

Retail

8001 South Orange Blossom Trail, Suite 252

Orlando, FL 32820

Retail

PGA Blvd. P-237

Palm Beach Gardens, FL 33410

Retail

34986 Midway Outlet Drive, Suite 123

Rehoboth Beach, DE 19971

Retail

16 South Boulevard of the Presidents

Sarasota, FL 34236

Retail

2300 Grand Cypress Drive, Unit 852

Lutz, FL 33559

Retail

5885 Gulf Freeway, Suite 325

Texas City, TX 77591

Retail

128 Breakwater Ct.

Jupiter, FL 33477

Retail

1410 Mizner Park

Boca Raton, FL 33432

Retail

316 King Street, Suite A

Charleston, SC

Distribution

719 Dunn Road

Fayetteville, NC 28312

Corp/Dist/Embellish

One Soffe Drive

Fayetteville, NC 28312

Contractor

Stantex

4889 Fruitland Ave.

Vernon, CA 90058

~~Contractor~~

~~Stitches and Screens~~

~~40 Simmons Road~~

~~Atlantic Beach, FL 32233~~

~~Contractor~~

~~SMI 5239 Z-Max Blvd.~~

~~Harrisburg, NC 28075~~

~~Art Gun~~

DTG2Go:

Headquarters & Operations

~~16085 NW 52 Ave~~

~~Miami Lakes, FL 33014~~

5821 East 10th Avenue

Hialeah, FL 33013

Distribution

~~11500 Miramar~~

3631 131st Avenue North

Clearwater, FL 33762

Distribution

2900 S. Valley Parkway, Suite ~~100~~300

~~Miramar, FL 33025~~

Lewisville, TX

Distribution

7775 West Buckeye Road

Phoenix, AZ 85043

Distribution

6001 Reliance Drive

La Vergne, TN 37086

Distribution

1628 North Lake Avenue

Storm Lake, IA 50588

Distribution

One Soffe Drive

Fayetteville, NC 28312

Distribution Center

Cranbury Business Park, Building #5

5 Santa Fe Way

Cranbury, NJ 08512

Schedule 4.26

Material Contracts

Contracts listed as Exhibits 2.1 through 2.5 and 10.2 through 10.17 of Delta~~’~~'s Form 10-K filed with the Securities and Exchange Commission on December 15, 2015.

Contracts listed as Exhibits 10.1 through 10.2 of Delta~~’~~'s Form 8-K filed with the Securities and Exchange Commission on January 7, 2016.

Potential earnout payments to the Art Gun sellers, the fair value of which is considered to be de minimis. See Note P – Goodwill and Contingent Consideration to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 2, 2011.

Two promissory notes given to the sellers of the Salt Life business in the aggregate principal amount of $22,000,000 and potential earnout payments to the Salt Life sellers based on the achievement of financial performance targets involving the sale of Salt Life-branded products during the 2019 calendar year. See Note M – Derivatives and Fair Value Measurements to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016.

Credit facility entered into with Banco Ficohsa, a Honduran bank, in March 2011. As of January 2, 2016, there was $2.2 million outstanding on the installment portion of this credit facility and $4.8 million outstanding under the revolving portion of the credit facility. Indebtedness incurred pursuant to an additional term loan agreement entered into with Banco Ficohsa in October 2013 and subsequently refinanced in November 2014. As of January 2, 2016, there was $3.1 million outstanding under this loan agreement. Indebtedness incurred pursuant to an additional term loan agreement entered into with Banco Ficohsa in April 2015. As of January 2, 2016, there was $1.8 million outstanding under this loan agreement. See Note G – Debt to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016.

Interest rate swaps used to manage interest rate exposure as disclosed in Note M—Derivatives and Fair Value Measurements to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016.

Cotton option contracts and similar derivatives used to manage exposure to movements in commodity prices. Changes in the fair market value of the options are marked to market in cost of goods sold in our Condensed Consolidated Statements of Operations. See Note M—Derivatives and Fair Value Measurements to the Condensed Consolidated Financial Statements included in Item 1 of Delta~~’~~'s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016.

Any other contract that is filed with the U.S. Securities and Exchange Commission as a material contract by Delta Apparel, Inc.

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month that is not the end of one of Borrowers' fiscal quarters during each of Borrowers' fiscal years,

(a)         an unaudited consolidated balance sheet and income statement covering Borrowers' and its Subsidiaries' operations during such period, and

(b)         a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA and the Fixed Charge Coverage Ratio to the extent applicable.

as soon as available, but in any event 45 days after the end of a month that is the end of one of Borrowers' fiscal quarters during each of Borrowers' fiscal years,

(a)         an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Borrowers' and its Subsidiaries' operations during such period, and

(b)         a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA and the Fixed Charge Coverage Ratio to the extent applicable.

as soon as available, but in any event within 90 days after the end of each of Borrowers' fiscal years,

(a)         consolidated financial statements of Borrowers and their Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity, and, if prepared, such accountants' letter to management), and

(b)         a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 30 days subsequent to the end of each of Borrowers' fiscal years,

(a) copies of Borrowers' Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrowers during the period covered thereby (including projected Availability and Alternate Excess Availability). If reasonably requested by Agent, each year

Borrowers shall provide to Agent a semi-annual update with respect to such Projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.

if and when filed by any Borrower,

(a)         Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(b)         any other filings made by any Borrower with the SEC, and

(c)         any other information that is provided by any Borrower to its shareholders generally.

promptly,

(a)         any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in the business, properties, assets, goodwill or condition, financial or otherwise, of Borrowers and their Subsidiaries taken as a whole,

(b)         any Material Contract of any Borrower being terminated or amended or any new Material Contract entered into (in which event Borrowers shall provide Agent with a copy of such Material Contract),

(c)         any order, judgment or decree in excess of $2,500,000 shall have been entered against any Borrower or any of its properties or assets,

(d)         any notification by a government agency of violation of laws or regulations received by any Borrower,

(e)         any ERISA Event, and

(f)         the occurrence of any Default or Event of Default.

At any time a Financial Covenant Period is not in effect, no later than thirty (30) days following the last day of each month of Borrowers,

(a) for informational purposes only, Borrowers' calculation of the Fixed Charge Coverage Ratio for the twelve (12) month period most recently ended, including the underlying calculation of Net Income, EBITDA, and Fixed Charges.

upon the request of Agent,	(a) any other information reasonably requested relating to the financial condition of Borrowers or their Subsidiaries.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month)	(a) an executed Borrowing Base Certificate, provided, that, if Availability at any time on and after July 4, 2021 is less than an amount equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, in Agent's discretion and at Agent's request, Borrowers shall deliver to Agent such calculation of the Borrowing Base and certification on a weekly basis until such time that Availability is greater than or equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, for a period of sixty (60) consecutive days, at which time the delivery requirements shall revert to a monthly basis,

(b) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(c) a detailed Inventory system/perpetual report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(e) a summary aging, by vendor, of Borrowers' and their Subsidiaries' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(f) a detailed report regarding Borrowers' and their Subsidiaries' cash and Cash Equivalents,

(g) a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(h) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and

(i) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.

Monthly (no later than the 30th day of each month)	(a) reports detailing any sales or transfers of Equipment or Real Property during the prior month.
Weekly (no later than Wednesday of each week)	(a) a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(b) a weekly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and
(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.
Upon request by Agent	(a) copies of (i) customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and
(b) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.
Promptly after the filing thereof, upon becoming aware thereof, or upon receipt thereof	(a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Pension Plan or any trust created thereunder,
(b) promptly upon becoming aware of the occurrence of any Notification Event or of any ~~“~~"prohibited transaction,~~”~~" as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of each Loan Party, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and
(c) promptly upon receipt thereof, copies of any notice of the PBGC~~’~~'s intention to terminate or to have a trustee appointed to administer any Pension Plan, (d) no later than March 15 of each year during the term of this Agreement, proof that each Loan Party submitted a request for a Withdrawal Liability estimate to each Multiemployer Plan no later than February 15 of each year during the term of this Agreement, and (e) promptly upon its receipt thereof, a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan.

Schedule 6.5

Nature of Business

Sourcing, manufacturing, distribution and/or sale of branded and basic apparel, headwear and accessory products.